Exhibit 10.20

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 230.406

SUBLEASE BETWEEN MULTILAYER TECHNOLOGY, INC., SUBLANDLORD

AND MASIMO CORPORATION, SUBTENANT

This SUBLEASE. is made as of the 31 day of January, 2004, (the “Effective Date”) by and between MULTILAYER TECHNOLOGY, INC., a California corporation, having an office at San Jose, CA (hereinafter called “Sublandlord”), and MASIMO CORPORATION; a Delaware corporation, having an office, at 2852 Kelvin Avenue, Irvine, California 92614 (hereinafter called “Subtenant”).

W I T N E S S E T H:

A. By that certain “American Industrial Real Estate. Association Standard Industrial/Commercial Single Tenant Lease Net” dated as of July 20, 1999 (“Prime Lease”), The Northwestern Mutual Life Insurance Company, a Wisconsin corporation (“Prime Landlord”), leased to Sublandlord certain space (the “Premises”) consisting of 70,205 rentable square feet (“RSF”) and constituting the entire building located at 40 Parker Drive, Irvine, California (“Building”). A copy of the Prime Lease has been initialed by the parties hereto and is attached as Exhibit A.

B. Sublandlord now desires to sublease to Subtenant and Subtenant desires to hire from Sublandlord, the Premises, on the terms and conditions contained in this Sublease.

C. Capitalized terms used herein without definition which are defined in the Prime Lease shall have the same meaning herein as given to such terms in the Prime Lease.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Sublandlord and Subtenant, the parties, intending to be legally bound, agree as follows:

1. Premises, Term and Sublease Fixed Rent.

1.1 Demise. Sublandlord hereby leases to Subtenant and Subtenant hereby hire .from Sublandlord the Premises for a term (the “Sublease Term”) to commence May 1, 2004 (“Sublease Commencement Date”) (though to be effective and binding on the parties’ as of the Effective Date) and to end on the Termination Date of the Prime Lease (i.e. October 14, 2009), or on such earlier date on which this Sublease may be cancelled or terminated pursuant to any of the requirements of this Sublease or the Prime Lease or pursuant to law (“Sublease Expiration Date”). Subtenant acknowledges and agrees that this Sublease does not grant any options to extend or renew the term of this Sublease. Notwithstanding the foregoing, commencing February 1, 2004, Sublandlord shall permit Subtenant access to the Premises at all times (i.e. on a 24 hour a day, 7 day a week basis) in order for Subtenant to perform the TI Work (defined below) including the installations and alterations within the Premises in accordance with the plans and specifications described in Exhibit B hereto; provided, however, (i) all installations and alterations shall be performed in conformance with the provisions of the Prime Lease, (ii) Subtenant shall procure the insurance required of Tenant under the Prime Lease prior to such early entry and shall provide Sublandlord with a certificate of insurance or other evidence reasonably acceptable to Sublandlord that Sublandlord has been added as an additional insured to such policies; and (iii) such early entry shall be subject to the provisions of this Sublease:

1.2 Fixed Rent. Subtenant shall pay to Sublandlord fixed rent (the “Sublease Fixed Rent”) without prior demand, offset, abatement or deduction except as expressly provided in this Sublease, at Sublandlord’s office provided therefor in Section 6 hereof (or such other location as Sublandlord shall designate in writing), in the following amounts and upon the following dates:

(i) Upon the later of (i) execution hereof by Subtenant and Sublandlord or (ii) Landlord’s written approval and execution of that certain Consent to Sublease, Non Disturbance and Attornment Agreement, the form of which is attached hereto as Exhibit ”C” (the “Landlord Recognition Agreement”), the execution of which by Prime Landlord is a condition to Subtenant’s obligations hereunder, the sum of $[…***…] (which represents the first monthly Sublease Fixed Rent payment and a security deposit equal to one month’s Sublease Fixed Rent;

(ii) For the period from September 1, 2004 to April 30, 2005, equal monthly installments of $[…***…], in advance on or before the first day of each month;

(iii) For the period from May 1, 2005 to April 30, 2006, equal monthly installments of $[…***…], in advance on or before the first day of each month;

(iv) For the period from May 1, 2006 to April 30, 2007, equal monthly installments of $[…***…] in advance on or before the first day of each month;

(v) For the period from May 1, 2007 to April 30, 2008, equal monthly installments of $[…***…] in advance on or before the first day of each month;

(vi) For the period from May 1, 2008 to April 30, 2009, equal monthly installments of $[…***…] in advance on or before the first day of each month;

* Confidential Treatment Requested

(vii) For the period from May 1, 2009 to June 30, 2009, equal monthly installments of $[…***…] in advance on or before the fast day of each month, partial months to be prorated;

(viii) For the period from July 1, 2009 through July 31, 2009, the sum of $[…***…]; and

(ix) For the period from August 1, 2009 through Sublease Expiration Date (i.e. August 31, 2009) […***…].

1.3 Additional Rent. Subtenant shall also pay to Sublandlord, as Sublease additional rent (“Sublease Additional Rent” or “Additional Rent”) under this Sublease, Subtenant’s “Lessee’s Share of Common Area Operating Expenses” (defined in Section 7.7 of the Prime Lease) and Real Property Taxes (as defined in Section 10 of the Prime Lease) payable by Sublandlord to Prime Landlord pursuant to the provisions of the Prime Lease (including without limitation Sections 10.1, 10.2 and 10.3 of the Prime Lease).

1.4 Payment of Additional Rent. All Sublease Additional Rent is due and payable by Subtenant when such Rent is due to Prime Landlord under the Prime Lease. Accordingly, (a) all monthly payments of estimated Real Estate Property Taxes, assessments and other amounts. due under Section 10 of the Prime Lease, and (b) all monthly payments of Lessee’s Share of Common Area Operating Expenses, shall both be paid with Sublease Fixed Rent, in advance, on the first day of each calendar month, without offset, abatement or deduction, except as expressly provided in Section 3.8 of this Sublease. With respect to other charges not mentioned in Sections 1.2 and 1.3 of this Section, such charges shall be due by thirty (30) calendar days after Subtenant’s receipt of an invoice or bill for such charges. If Subtenant shall default in the payment of any Sublease Additional Rent, Sublandlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Subtenant in the payment of Sublease Fixed Rent.

2. Prime Landlord’s Consent. Pursuant to Section 54 of the Prime Lease, consent to “this Sublease is required from Prime Landlord Sub landlord shall use all commercially reasonable efforts to obtain Prime Landlord’s execution and delivery of the Recognition Agreement as promptly as possible; provided, however, Sublandlord does not represent or warrant to Subtenant that Sublandlord will be able to obtain Prime Landlord’s consent to this Sublease. Unless and until the consent of Sublandlord is received, this Sublease shall be null and void and neither the Sublandlord nor the Subtenant shall have any obligations hereunder (except for the Sublandlord’s obligation under the immediately preceding sentence) and the Subtenant shall not be obligated to make any payments to the Sublandlord hereunder.

* Confidential Treatment Requested

3. Provisions of Prime Lease, etc.

3.1 Incorporated and Excluded Provisions. All of the terms, covenants, conditions and provisions in the Prime Lease are hereby incorporated in, and made a part of this Sublease, except as herein otherwise expressly provided, and except those which by their nature or purport are inapplicable to the subleasing of the Premises pursuant to this Sublease or are inconsistent with or modified by any of the terms, covenants or conditions of this Sublease, and except for the obligation to pay rent and additional rent under the. Prime Lease; and such rights and obligations as are contained in the Prime Lease are hereby imposed upon the respective parties hereto with the same force and effect as if (i) references in the Prime Lease to the “Lease” and to the “Premises” were references, respectively, to this Sublease and the Premises, and (ii) references in the Prime Lease to “Lessor” and “Lessee” were references, respectively, to Sublandlord and Subtenant; provided, however, with reference to this Sublease:

(a) For the purposes of this Sublease, the following Sections of the Prime Lease shall not bee deemed incorporated in or made apart hereof: 1.1, l.3, 1.4, 1.5, 1.6, 1.7, 1.9, 1.10, 1.11, 2.1, 2.2, 2.3 (the second and third sentences of the “Note” portion of this Section only are not incorporated by reference; other sentences of this Section are incorporated by reference) 2.4, 3.2, 3.3, 4. 1, 4.2, 5, 6.2, 10.1, 10.2, 10.3, 13.1 (provided, however, (i) subparts (a), (b) and (d) shall be included in the Sublease, (ii) subpart (e) shall be included in the sublease but all references therein to “thirty (30) days” shall be replaced by “sixty (60) days”, and (iii) subparts (c), (1) and (g) shall not be incorporated in the Sublease), 13.3, 15, 16, 17 (second sentence only), 20, 22, 25, 31, 37.1, 37.2, 39, 45, 46, 47, 48, 49, 50.1, 50.2, 50.3, 50.4, 50.5, 57, 58, 59, 64, 69, 70, 71, 76 and Exhibits B and C; and any amendments or modifications to the Prime Lease made after the date hereof.

(b) Notwithstanding subpart (a) of this Section 3.1 or any language in the Prime Lease to the contrary, Sections 13.5, 24 and 28 of the Prime Lease incorporated in this Sublease shall be mutually binding on, and reciprocal to, Sublandlord and Subtenant.

(c) Notwithstanding subpart (a) of this Section 3.1 or any language in the Prime Lease to the contrary, the late charge set forth in Section 13.4 of the shall be five percent (5%), not ten percent (10%).

(d) Notwithstanding subpart (a) of this Section 3.1 or any language in the Prime Lease to the contrary, the incorporation of Section 13.6 of the Prime Lease in the Sublease shall not operate to give Sublandlord a cure period with respect the Sublandlord’s performance of its indemnity, defense and hold harmless obligations under this Sublease; provided, however; Subtenant may not enforce Sublandlord’s indemnity, defense and hold harmless obligations under Section 4.1(d) of the Sublease with respect to Sublandlord’s failure to timely complete individual Sublandlord work items under Section 4.1 of this Sublease and Exhibit D to this Sublease except upon the expiration of grace periods after the applicable deadline for completion as follows:

	Sublandlord’s Work	Grace Period
(i)	Section 4.1(a)	Fourteen (14) days

(ii)	Section 4.1(b)	Thirty (30) days

(iii)	Exhibit D, Item #A	No indemnity

(iv)	Exhibit D, Item #B	No indemnity

(v)	Exhibit D, Item #C	Fourteen (14) days

(vi)	Exhibit D, Item #D	Fourteen (14) days

(vii)	Exhibit D, Item #E	Zero (0) days - no grace period

(viii)	Exhibit D, Item #F	Thirty.(30) days

3.2 Use. Subtenant agrees that the Premises shall be occupied only for the purposes permitted under the Prime: Lease.

3.3 Subordination to and Modification of Prime Lease. This Sublease and all rights of Subtenant hereunder are and shall be subject and subordinate in all respects to the Prime Lease, and all of the terms, covenants, agreements, provisions and conditions of the Prime Lease, and to all modifications, amendments and extensions of the Prime Lease and to all of Sublandlord’s obligations under the Prime Lease. Sublandlord agrees with Subtenant that, so long as Subtenant is not in default under this Sublease, Sublandlord shall not enter into any modification or amendment to the Prime Lease which will prevent or affect the use by Subtenant of the Premises in accordance with the terms of this Sublease, increase the obligations of Subtenant or decrease its rights under the Sublease in any way affecting Subtenant.

3.4 Prime Lease Termination. If for any reason whatsoever the Prime Lease is terminated, by either the Prime Landlord or by Sublandlord, including, without limitation, in the event of any damage, destruction or condemnation with respect to all or part of the Premises or pursuant to Sections 9 or 14, respectively of the Prime Lease, this Sublease shall thereupon be terminated; and Sublandlord shall not be liable to Subtenant by reason thereof (including without limitation the breach of the covenant of quiet enjoyment described in Section 38 of the Prime Lease incorporated in this Sublease) for any loss , cost or expense incurred by Subtenant in connection therewith, unless said termination shall have been effected because of the breach or default of Sublandlord under the Prime Lease (unless said breach or default under the Prime Lease is the direct result of a breach or default of Subtenant under this Sublease) or voluntary surrender of the Prime Lease by Sublandlord to Prime Landlord (expressly excluding any voluntary surrender of the Premises to Prime Landlord by Subtenant). Subtenant shall indemnify, defend. and hold Sublandlord harmless from any actions, claims, costs, expenses or losses (including without limitation attorneys’ fees and litigation expenses) arising from or related to any breach by Subtenant of the provisions of this Sublease or the provisions of the Prime Lease, incorporated in this Sublease. Sublandlord shall indemnify, defend and hold Subtenant harmless from and against any actions, claims, costs, expenses or losses related to any breach by Sublandlord of the provisions of this Sublease or the provisions of the Prime Lease (including without limitation Sublandlord’s covenant to pay Rent due to the Prime Landlord under the Lease). In addition, Sublandlord covenants and agrees with Subtenant that Sublandlord will not, without the express written consent of Subtenant, which consent Subtenant may give or withhold in its sole and absolute discretion, exercise (or agree to permit Prime Landlord to exercise) any right of termination provided to Subtenant under the Prime Lease.

3.5 Arbitration. In the case of any issue hereunder between Sublandlord and Subtenant. on a matter which is being arbitrated (or may thereafter become the subject of an arbitration) between Prime Landlord and Sub landlord under the Prime Lease, Subtenant shall not be a party to the arbitration between Prime Landlord and Sublandlord, but Sublandlord agrees that if such arbitration adversely affects (or could adversely affect) the terms and provisions of this Sublease or Subtenant’s rights under the Sublease, Sublandlord will advise and consult with Subtenant in connection with such arbitration and Subtenant shall have the right to. approve (if Sublandlord has the right to approve) any such settlement offer or determination, which approval will not be unreasonably delayed or withheld.

3.6 Alterations, Maintenance & Repair, Landlord Services. References in the Prime Lease to work or repairs to be performed or services, utilities or maintenance to be supplied by “Landlord” in respect of the Building and/or Premises and/or Premises shall continue to mean and provide that such work or repairs shall be performed and services, utilities, repairs or maintenance provided by Prime Landlord (and not by Sublandlord) pursuant to the terms, covenants and conditions of the Prime Lease relating thereto. Subtenant shall be entitled to receive alt of the services, utilities, repairs, maintenance and work from the Prime Landlord. to the extent that Sublandlord is entitled to receive same under the Prime Lease with respect to the Premises. Sublandlord will use reasonable efforts to enforce any such rights it has under the Prime Lease including, without limitation, those found in Sections 2.3.(Compliance), 7.2 (Maintenance & Repairs, Lessee’s obligations), 9.2-93 (Partial Damage), 14 (Condemnation), . 5.12 (Compliance with Governmental Regulations) and 52.2 (Condition of Premises). Subject to the consent of Prime Landlord, Subtenant may request directly from Prime Landlord ordinary work, services; utilities, maintenance and repairs which Prime Landlord is obligated to perform in the Premises pursuant to thee Prime Lease. In the event .Subtenant desires any additional services from Prime Landlord which are not provided in the Prime Lease and require an additional charge, Subtenant may request such additional services from Prune Landlord, provided such services shall not be obtained pursuant to the Prime Lease and Prime Landlord so agrees and further agrees that Sublandlord shall have no liability therefor. Any services. that are required pursuant to the Prime Lease to be provided by Prime Landlord will be enforced by Sublandlord at Subtenant’s request if not performed or provided by Prime Landlord in accordance with the Prime Lease.

3.7 Prime Landlord Defaults. If Prime Landlord shall default in any of its obligations to Sublandlord with respect to the Premises, Sublandlord shall assign its right to prosecute such action to Subtenant (a “Subtenant Action”); provided, however, (a) no assignment of a Subtenant Action shall be made if Subtenant is in default under the Sublease (which default has not been fully cured) within the time periods provided in this Sublease or the Prime Lease provisions incorporated in this Sublease; (b) any assignment of a Subtenant Action automatically shall be revoked upon the occurrence of a default by Subtenant under the Sublease, but which assignment shall be reinstated when such default has been fully cured; (c) Subtenant shall indemnify, defend and hold Sublandlord harmless from all. actions, costs, expenses and losses (including without limitation attorneys’ fees and litigation expenses) in connection with any Subtenant Action.

3.8 Rent Abatement. If Prime Landlord has actually abated (or Sublandlord shall obtain a credit) as to any of the Base Rent and Additional Rental payable by Sublandlord as Tenant under the Prime Lease, with respect to the Premises, Sublandlord shall, without duplication of any other provision of this Sublease, abate (or provide Subtenant with a credit for) the Sublease Fixed Rent and/or Sublease Additional Rent payable under this Sublease during the Sublease Term as to all or part of the Premises, as applicable under the Prime Lease as to which such Rent is abated (or credited) under the Prime Lease and for as long as such abatement (or credit) shall continue under the Prime Lease, in the same percentage for which abatement (or a credit) is applicable to Sublandlord under the. Prime Lease. For example, if Sublandlord is entitled to fifty percent (50%) abatement of Rent and other payments under the Prime Lease, then Subtenant shall be entitled to fifty percent (50%) abatement of Sublease Fixed Rent and Sublease Additional. Rent payable under this Sublease. Sublandlord covenants and agrees to request rent abatement from Prime Landlord if such abatement is permitted under the Prime Lease.

3.9 Consents and Approvals. At its sole cost and expense, Subtenant shall comply .with, and obtain from Prime Landlord, all consent requirements imposed on Tenant under the Prime Lease, even if this Sublease requires Sublandlord’s consent for such actions. Sublandlord will reasonably cooperate with Subtenant in requesting any such consent or approval; provided, however, Sublandlord shall have no obligation to incur out of pocket costs in connection with such cooperation.

3.10 Notices of Default. Sublandlord agrees to forward immediately to Subtenant, upon receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord in its capacity as Tenant under the Prime Lease. Subtenant agrees to forward promptly to Sublandlord, upon receipt thereof, copies of any notices received by Subtenant with respect to the Premises from Prime Landlord, from any governmental authorities or otherwise.

3.11 Sublandlord Representations, Warranties and Covenants. Sublandlord represents that (a) it is the sole holder of all of the interest of the tenant under the Prime Lease, (b) the Prime Lease is in full force and effect, (c) a true and complete copy of the Prime Lease is attached hereto as Exhibit A, (d) to Sublandlord’s actual knowledge as of the date hereof, there are no defaults by Sublandlord or Prime Landlord under the Prime Lease, (e) each individual executing this Sublease on behalf of Sublandlord is duly authorized to execute and deliver this Sublease on behalf of Sublandlord, that Sublandlord is a duly authorized and existing corporation under the laws of California, that Sublandlord has full right and authority to enter into this Sublease, and that, subject. to Prime Landlord’s consent rights under the Prime Lease, this Sublease is binding upon Sublandlord in accordance with the terms hereof and upon Subtenant’s request, Sublandlord shall provide Subtenant with reasonably satisfactory evidence confirming the foregoing representations and warranties and (f) during the Term, Sublandlord shall not amend the terms of the Prime Lease or waive any of its rights under the Prime Lease which would adversely affect the rights of Subtenant granted by this Sublease or increase Subtenant’s obligations under this Sublease without the prior written consent of Subtenant, which consent may be given or withheld in Subtenant’s sole and absolute discretion.

3.12 Environmental. Except for office and janitorial supplies kept in the Premises in customary and reasonable quantities, and those hazardous substances described on Exhibit C to the Prime Lease (collectively, “Sublandlord’s Hazardous Materials”) Sublandlord represents and warrants to Subtenant that, to Sub landlord’s knowledge, Sublandlord’s activities on the Premises prior to the Sublease Commencement Date have complied in all material respects with applicable environmental laws and regulations and the terms and provisions of the Prime Lease (including all Exhibits attached thereto). Further, to the extent that Prime Landlord has breached its covenants, representations or warranties under Section 60 of the Prime Lease, Sublandlord shall enforce Section 60 against Prime Landlord on behalf of Subtenant at the sole cost and expense of Subtenant (a “Sublandlord Action”), provided that (a) Sublandlord reasonably determines that there is a good faith basis for the claim under Section 60 of the Prime Lease, (b) Sublandlord shall be the nominal plaintiff in the Sublandlord Action which shall be prosecuted at the good faith direction of Subtenant, (c) Sublandlord shall not be required to prosecute the Sublandlord Action upon the occurrence and continuation of any default by Subtenant under the Sublease, and (d) Subtenant shall indemnify, defend and hold Sublandlord harmless from all actions, costs, expenses and losses (including without limitation attorneys’ fees and litigation expenses) in connection with any Sublandlord Action. Sublandlord hereby agrees to indemnify, defend (with counsel. satisfactory to Subtenant).and hold Subtenant, its agents, employees, shareholders, officers and directors (collectively, the “Subtenant Indemnified Parties”)harmless from and against any and all demands, claims, causes of action, penalties, liabilities, judgments, damages (including consequential damages) and expenses (including, without limitation, court costs and attorney’s fees) incurred by any of the Subtenant Indemnified Parties and relating to the presence of any Sublandlord’s Hazardous Materials and the release, manufacture, processing, distribution, use, production, storage, treatment or disposal by Sublandlord (at, within, below, above or about the Premises) of any Hazardous Materials, including, without limitation, the Sublandlord’s Hazardous Materials. As used1erein, the term “Hazardous Materials” shall mean and refer to asbestos and any other substance, material or waste which is or becomes designated, classified or regulated as’ being “toxic” or “hazardous” or a “pollutant” or which is or becomes similarly designated, classified or regulated under any federal, state or local law, regulation or ordinance.

Subtenant hereby agrees to indemnify, defend (with counsel satisfactory to Sublandlord) and hold Sublandlord, its agents, employees, shareholders, officers and directors (collectively, the “Sublandlord Indemnified Parties”), harmless from and against any and all demands, claims, causes of action, penalties, liabilities, judgments, damages (including consequential damages) and expenses (including, without limitation, court costs and attorney’s fees) incurred by any of the Sublandlord Indemnified Parties and relating to the presence and/or release, manufacture, processing, distribution, use, production, storage, treatment or disposal by Subtenant (at, within, below, above or about the Premises) of any Hazardous Materials, including, without limitation, the Subtenant’s Hazardous Materials.

4. Condition of the Premises; Furniture and Equipment

4.1 As Is Condition. Except as expressly provided in this Sublease, Subtenant agrees to take the Premises on the Sublease Commencement Date in “as is”, broom clean condition. All building systems will be in a good working order. Sublandlord shall leave all network wiring in the Premises in place, disconnected but not cut. Subtenant and Sublandlord acknowledge and agree that Sublandlord shall have the right to remove only that furniture, fixtures, equipment and other personal property on or about the Premises that is not listed in to Exhibit E attached hereto.

(a) On or prior to February 1, 2004, at Sublandord’s sole cost and expense (without reimbursement from the Tenant Improvement Allowance (defined below) Sublandlord shall remove all of its personal property and specialized equipment from the offices in the first floor of the southwest end of the building (the “Southwest Offices”) and deliver the Southwest Offices to Subtenant in their “as is”, broom clean condition. Notwithstanding Section 13.6 of the Prime Lease to the contrary, for each day of delay in the delivery of the Southwest Offices to Subtenant in the manner required by this subpart (a) after February 1, 2004, Subtenant shall be entitled to a credit in the amount of one day’s worth of Sublease Fixed Rent and Sublease Additional Rent due to Sublandlord; which credit may be applied against the first payments of Sublease Fixed Rent and Sublease Additional Rent due from Subtenant to Sublandlord.

(b) On of before February 29, 2004, Sublandlord shall remove all of its specialized equipment from the remainder of the Premises in the manner required by the Prime Lease and complete roof repairs at locations where mechanical and/or machinery equipment has been removed such that all floors and ceilings will be restored as required by the Prime Lease. Notwithstanding Section 13.6 of the Prime Lease to the contrary, for each day of delay in the performance of Sublandlord’s covenants under this subpart (b) after February 29, 2004, Subtenant shall be entitled to a credit in the amount of one day’s worth of Sublease Fixed Rent and Sublease Additional Rent due to Sublandlord, which credit may be applied against the first payments of Sublease Fixed Rent and Sublease Additional Rent due from Subtenant to Sublandlord. Any credits due to Subtenant under this subpart (b) shall be in addition to any credits due to Subtenant under subpart (a) of this Section 4.1.

(c) On or before the deadline for each respective work item set forth in Exhibit D attached hereto and incorporated herein by this reference, Sublandlord shall perform the repair, restoration and other obligations described in each work item in Exhibit D in the manner required by the Prime Lease. Notwithstanding Section 13.6 of the Prime Lease to the contrary, for each day of delay in Sublandlord’s performance of a work item required to be performed by this subpart (c) after the applicable deadline for completion of such work item, Subtenant shall be entitled to a credit in the amount of one day’s worth of Sublease Fixed Rent and Sublease Additional Rent due to Sublandlord, which credit may. be applied against the fast payments of Sublease Fixed Rent and Sublease Additional Rent due from Subtenant to Sublandlord. Any credits due to Subtenant under this subpart (c) shall be in addition to any credits due to Subtenant under subparts (a) and (b) of this Section 4.1.

(d) Subject to Section 3.1(d) of this Sublease, Sublandlord hereby indemnifies, defends (with counsel acceptable to Subtenant) and agrees to hold Subtenant harmless from and against any claims, losses, liabilities, causes of action, costs, fees (including reasonable attorney’s fees) and expenses arising directly or indirectly from a breach by Sublandlord of its restoration obligations described herein.

4.2 Subtenant Alterations. All alterations and installations made by Subtenant to the Premises shall be done in conformance with the requirements of the Prime Lease.

4.3 Initial Tenant Improvements/Allowance. Upon execution hereof by Subtenant and Sublandlord, Sublandlord shall pay to Subtenant in one lump sum payment an allowance for tenant improvement work (“TI Work”) to the Premises in the amount of […***…] (the “TI Allowance”). Subtenant may utilize the TI Allowance to pay for the TI Work and any portion of the TI Allowance not utilized for the TI Work may be retained by Subtenant. The TI Work will be performed by a contractor retained by Tenant and reasonably approved by Prime Landlord or Sublandlord. Subtenant’s architect will prepare the plans and specifications detailing the TI Work to be performed by Subtenant’s contractor, which plans and specifications shall be subject to the reasonable approval of Sublandlord and Prime Landlord and are attached hereto as Exhibit B. Sublandlord covenants and agrees to facilitate obtaining Prime Landlord’s approval (at no cost or expense to Sublandlord) to the plans and specifications. All TI Work will be performed in accordance with the terms and provisions of this Sublease and the Prime Please.

5. Broker. Subtenant and Sublandlord each covenant, represent and warrant to the .other that it has had no dealings or communications with any broker or agent in connection with the negotiation or consummation of this Sublease other than Cushman & Wakefield of California, Inc. and Travers Realty (collectively, the “Broker”). Subtenant and Sublandlord each covenant and agree to indemnify, defend and hold the other harmless from any actual or alleged claims or expenses (including attorneys’ fees and litigation expenses) asserted by any Person or party, other than Broker; claiming a commission, finder’s fee or other compensation in connection with the location of the Premises, the negotiation of the Sublease or the consummation of the Sublease through the indemnifying party. The commission of Broker shall be paid to Broker pursuant to a separate agreement between Sublandlord and Broker.

6. Notices. Any Notice under the terms of this Sublease. or under any statute or municipal regulation must or may be given or made by the parties hereto, shall be in writing and given or made in the manner provided in the Prime Lease and that any notice to Subtenant shall be addressed to Subtenant as follows:

(prior to Sublease Commencement Date)

Masimo Corporation

2852 Kelvin Avenue

Irvine, California 92614

Attention: Yongsam Lee

Telephone: (949) 250-9688

Facsimile: (949) 250-9686

E Mail: ylee@masimo.com

* Confidential Treatment Requested

(after Sublease Commencement Date)

Masimo Corporation

40. Parker Drive

Irvine, California 92816

E Mail: ylee@masimo.com

Subtenant shall provide Sublandlord with written notice of Subtenant’s telephone and facsimile numbers for the Premises when practicable.

with a required copy to:

Paul, Hastings, Janofsky & Walker, LLP

695 Town Center Drive, 17th Floor

Costa Mesa, California 92626

Attention: David S. Phelps, Esq.

Telephone: (714) 668 6274

Facsimile: (714) 979 1921

E Mail: davidphelps@paulhastings.com

and that. any notice to Sublandlord shall be addressed to the Sublandlord as follows:.

Multilayer Technology, Inc.

c/o Flextronics Intl.

2010 Fortune

Dr. San Jose, California 95131

Attention: Chief Financial Officer & General Counsel

Telephone:

Facsimile:

E Mail:

Either party, however, may designate such new or other address to which such notices, demands or communications thereafter shall be given, made or mailed by notice given in the manner prescribed herein.

7. End of Sublease Term; Holdover. At the expiration or earlier termination of this Sublease for any reason, subtenant shall thereupon (a) restore the Premises to the condition as delivered to Subtenant. upon commencement off the Term hereof and, in the condition required under the Prime Lease, (b) deliver all keys, security cards, parking passes and other items of similar nature for the Premises to Sublandlord, and (c) peacefully surrender possession of the Premises to Sublandlord Subtenant acknowledges that this Sublease does not grant Subtenant any right to holdover or remain in the Premises after the Sublease Expiration Date without the .consent of Sublandlord; provided, however, if Subtenant remains in, or has not fully vacated, the Premises by the Sublease Expiration Date, and Sublandlord consents to such holdover (which consent shall be in Sublandlord’s sole and absolute discretion), such tenancy shall be on a month to month basis at the sufferance of Sublandlord for a basic rent equal to 150% of the amount of Rent, including any penalties or holdover charges, payable by Sublandlord to Prime Landlord under the Prime Lease and on all of the other terms and conditions of this Sublease.

8. Assignment and Sublet.

8.1 Generally. Subject to the terms and conditions and the further provisions of this Section 8, Subtenant shall not, whether voluntarily, involuntarily or by operation of law, in any manner or by reason of any act or omission on the part of Subtenant or any party acting by or through Subtenant (w) assign or otherwise transfer this Sublease or the term or estate hereby granted, nor (x) sublet or underlet all or any part of the Premises, without first:

(a) obtaining Sublandlord’s consent, which shall not be unreasonably withheld or delayed; and

(b) obtaining the consent of Prime Landlord when required by Section 54 of the Prime Lease, notwithstanding the fact that such Section shall not be incorporated herein.

8.2 Assignment by Corporate Reorganization. Notwithstanding anything to the contrary in this Sublease, Subtenant may assign or sublease part or all of the Premises on notice to, but without the consent of, Sublandlord to (a) any corporation or partnership that controls, is controlled by, or is under common control with, Subtenant, or (b) any corporation resulting from the merger or consolidation with Subtenant or to any entity that. acquires all of Subtenant’s assets as a going concern of the business being conducted on the Premises, provided that (i) such assignee or sub subtenant is a bona fide entity and assumes the obligations of Subtenant, (ii) such assignee or sub subtenant has a net worth (as determined in. accordance with generally accepted accounting standards) that is equal to or greater than the net worth of Subtenant as of the Effective Date, (iii) the assignee or sub subtenant provides a substitute or replacement LC (defined below) to Landlord in compliance with Section 10 below (upon receipt of which, Sublandlord shall promptly return Subtenant’s LC to Subtenant), and (iv) prior to effecting such assignment,, sublease or transfer, Subtenant (x) provides .Sublandlord with copies of financial reports reasonably evidencing compliance with subpart (ii) of this Section 8.2, and (y) obtains the written consent of Prime Landlord under Section 54 of the Prime Lease.

8.3 Assumption. Any assignee or subtenant of Subtenant shall assume in writing for the benefit of Sublandlord all of Subtenant’s obligations under this Sublease. No assignment, sublease or other transfer of Subtenant’s interest in the Sublease shall operate to release Subtenant from liability under this Sublease.

9. Insurance. Subtenant shall, at its sole cost and expense, comply with all of the insurance provisions of the Prime Lease which are binding on Sublandlord, and Subtenant shall name Sublandlord as an additional insured or as loss payee, as its interest may appear, as appropriate, as well as each of those parties set forth in the Prime Lease as required to be named as additional insureds or loss payee. Subtenant shall furnish Sublandlord with all certificates required to be delivered to Prime Landlord pursuant to the Prime Lease.

10. Letter of Credit. Upon execution hereof by Sublandlord and Subtenant, Subtenant shall deliver to Sublandlord, as security for Subtenant’s obligations under this Sublease an irrevocable stand by letter of credit in a form and from a financial institution reasonably acceptable to Sublandlord, in the amount of $[…***…]. The LC will be cancelled only upon Prime Landlord’s final approval and sign off that, or upon the presentation of other reasonable evidence to Sublandlord that, Sublandlord and Subtenant have concluded their tenancy in the Premises, and no further payments or obligations to be performed by Subtenant hereunder, including but not limited to restoration obligations, are due or owing to Prime Landlord.

11. Signage. Subject to Prime Landlord approval and City approval, Subtenant, at Subtenant’s sole cost and expense, shall be granted exterior building “eyebrow” signage in a location to be reasonably determined by the parties hereto.

12. Parking. Subject to the terms and provisions of the Prime Lese, Subtenant, during the Term of this Sublease, for its use and that of Subtenant’s employees, invitees and visitors; shall have the right to use all of 200 parking stalls in the general location described on Exhibit F attached hereto and made a part hereof (and identified on Exhibit A to the Prime Lease), of which 155 shall be reserved for the exclusive use by Subtenant and its employees, invitees and visitors, and 45 shall be unreserved.

13. Miscellaneous.

13.1 Modification. This Sublease may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

13.2 Effectiveness. This Sublease shall not become effective until (a) Sublandlord and Subtenant have both executed and delivered this Sublease, and (b) Prime Landlord has consented to this Sublease in writing.

13.3 Entire Agreement. This Sublease constitutes the entire agreement between the parties and all representations and understandings have been merged herein. This Sublease .shall inure to the benefit of all of the parties hereto, their successors and (subject to the provisions hereof) their assigns.

13.4 No Recordation. Neither this Sublease nor a memorandum thereof may be recorded by. the Subtenant or Sublandlord.

13.5 No Right to Consequential Damages. Except as expressly provided in this Sublease, neither Sublandlord nor Subtenant shall be liable to the other for any special, consequential or punitive damage arising under or pursuant to this Sublease, except as may be expressly provided in this Sublease; provided, however, the foregoing shall not limit (i) Sublandlord’s right to collect Sublease Fixed Rent or Additional Rental under this Sublease, or (ii) all indemnities in favor of either Sublandlord or Subtenant in this Sublease or the incorporated provisions of the Prime Lease.

* Confidential Treatment Requested

13.6 Prime Landlord Attornment. If Sublandlord defaults in the payment of any Rental under the Prime Lease, Prime Landlord is authorized to collect and Subtenant is authorized to pay any Rental due or accruing from Subtenant or other occupant of the Premises and to apply the net amounts collected to the Rental due under the Prime Lease. The receipt by Prime Landlord of any amounts from Subtenant, or other occupant of any part of the Premises shall not be deemed or construed as releasing Sublandlord from Sublandlord’s obligations under, the Prime Lease or the acceptance of that party as a direct tenant of Prime Landlord.

13.7 Estoppel Certificate. Each party shall, at any time and from time to time, within ten (10) business days after request by the party, execute and deliver to the requesting party (or to such person or entity as the requesting party may designate) a statement certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Sublease Commencement Date, the Sublease Expiration Date and the dates to which the Sublease Fixed Rent and Sublease Additional Rent have been paid and stating whether or not, to the best knowledge of such party, the other party is in default in performance of any of its obligations under this Sublease, and, if so, specifying each such default of which such party has knowledge, it being intended that any such statement. shall be deemed a representation and warranty to be relied upon by the party or other person or entity to whom such statement is addressed. Each party also shall include or confirm in any such statement such other information concerning this Sublease as the other party may reasonably request.

13.8 Attorney’s Fees. In the event of any dispute; arbitration or other proceeding between the parties regarding the construction or enforcement of this Sublease, the prevailing party shall be entitled to collect from the non-prevailing party its attorneys’ fees and legal expenses incurred in connection with such dispute, arbitration or other proceeding.

13.9 Governing Law. This Sublease shall be governed by and construed in accordance with the laws of the State of California.

13.10 Successors and Assigns. Subject to the requirements of Section 8 of this Sublease and Section 51 of the Prime Lease, this Sublease shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns.

13.11 Personal Liability. The obligations of Sublandlord and Subtenant under this Sublease shall not constitute the personal obligations of the individual officers, directors or employees of the parties, and each party shall not look to the personal assets of such individual officers, directors or employees of the other party.

13.12 Counterparts. This Sublease maybe executed in multiple counterparts, all of which when taken together shall constitute one and the same instrument.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals as of the day and year first above written.

SUBLANDLORD:	MULTILAYER TECHNOLOGY, INC., a California corporation

	By:	/s/ Michael McNamara
	Name:	Michael McNamara
	Title:	COO

	By:	/s/ Vincent Hassel
	Name:	Vincent Hassel
	Title:	VP Finance & Corp. Secretary

SUBTENANT:	MASIMO, INC., a Delaware corporation

	By:	/s/ Yongsam Lee
	Name:	Yongsam Lee
	Title:	Exec. VP

By:
Name:
Title:

EXHIBIT A

PRIME LEASE

(To Be Attached)

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EXHIBIT A

AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION

STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE – NET

(DO NOT USE THIS FORM FOR MULTI-TENANT BUILDINGS)

1. Basic Provisions (“Basic Provisions”).

1.1 Parties: This Lease (“Lease”), dated for reference purposes only, July 20, 1999, is made by and between THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation (“Lessor”) and MULTILAYER TECHNOLOGY, INC., a corporation and a subsidiary of the Dii Group (“Lessee”), (collectively the “Parties,” or individually a “Party”).

1.2 Premises: That certain real property, including all improvements therein or to be provided by Lessor under the terms of this Lease, and commonly known as 40 Parker, Irvine, located in the County of Orange, State of California, and generally described as (describe briefly the nature of the property and, if applicable, the “Project,” if the property is located within a Project) a 70,205 square foot industrial building (“Premises”). (See also Paragraph 2)

1.3 Term: Ten (10) years and -0- months (“Original Term”) commencing October 15, 1999 (“Commencement Date”) and ending ten (10) years thereafter (“Expiration Date”). (See also Paragraph 3) (See Paragraph 76 of the Lease Addendum)

1.4 Early Possession: Upon the current tenant vacating the Premises, for a period of sixty (60) days thereafter (“Early Possession Date”). (See also Paragraphs 3.2 and 3.3)

1.5 Base Rent: $[…***…] per month (“Base Rent”), payable on the first (1st) day of each month commencing December 1, 1999. Base Rent for the period from October 15, 1999, through November 30, 1999, in the amount of $[…***…] shall be due and payable upon execution of the Lease. (See also Paragraph 4) (See Paragraph 50 Lease Addendum) (Also see Paragraph 77 dealing with Common Area Operating Expense obligations)

☒ If this box is checked, there are provisions in this Lease for the Base Rent to be adjusted.

1.6 Base Rent Paid Upon Execution: $[…***…] as Base Rent for the period from October 15, 1999, through November 30, 1999. (See Paragraph 50 Lease Addendum)

1.7 Security Deposit: $[…***…] (“Security Deposit”). (See also Paragraph 5)

1.8 Agreed Use: Lessee may use the Premises for such uses as are permitted by applicable zoning, regulatory, and statutory provisions and restrictions of record (See also Paragraph 6) (Also see Paragraphs 51.1 through 51.5 of the Lease Addendum)

1.9 Insuring Party: Lessor is the “Insuring Party” unless otherwise stated herein. (See also Paragraph 8) (Also see Paragraph 68 of the Lease Addendum)

* Confidential Treatment Requested

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1.10 Real Estate Brokers: (See also Paragraph 15)

(a) Representation: The following real estate brokers (collectively, the “Brokers”) and brokerage relationships exist in this transaction (check applicable boxes):

☐	represents Lessor exclusively (“Lessor’s Broker”);
☒	Cushman & Wakefield represents Lessee exclusively (“Lessee’s Broker”); or
☐	represents both Lessor and Lessee (“Dual Agency”).

(b) Payment to Brokers: Upon execution and delivery of this Lease by both Parties, Lessor shall pay to the Broker the fee agreed to in their separate written agreement.

1.11 Guarantor. The obligations of the Lessee under this Lease are to be guaranteed by The Dii Group, a corporation (“Guarantor”). (See also Paragraph 37)

1.12 Addenda and Exhibits. Attached hereto is an Addendum or Addenda consisting of Paragraphs 49 through 79 and Exhibits “A” through “D”, all of which constitute a part of this Lease.

2. Premises.

2.1 Letting. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating rental, is an approximation which the Parties agree is reasonable and the rental based thereon is not subject to revision whether or not the actual size is more or less.

2.2 Condition. Lessor shall deliver the Premises to Lessee broom clean and free of debris on the Commencement Date or the Early Possession Date, whichever first occurs (“Start Date”), and, so long as the required service contracts described in Paragraph 7.1(b) below are obtained by Lessee within thirty (30) days following the Start Date, warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems (“HVAC”), loading doors, if any, and all other such elements in the Premises, other than those constructed by Lessee, shall be in good operating condition on said date and that the structural elements of the roof, bearing walls and foundation of any buildings on the Premises (the “Building”) shall be free of material defects. If a non-compliance with said warranty exists as of the Start Date, Lessor shall, as Lessor’s sole obligation with respect to such matter, except as otherwise provided in this Lease, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify same at Lessor’s expense. If, after the Start Date, Lessee does not give Lessor written notice of any non-compliance with this warranty within: (i) one year from the date Lessee commences doing business at the Premises, but in no event later than January 1, 2000, as to the surface of the roof and the structural portions of the roof, foundations and bearing walls, (ii) six (6) months from the date that Lessee commences doing business at the Premises, but in no event later than January 1, 2000, as to the HVAC systems, (iii) thirty (30) days from the date Lessee commences doing business at the Premises, but in no event later than January 1, 2000, as to the remaining systems

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and other elements of the Building, correction of such non-compliance shall be the obligation of Lessee at Lessee’s sole cost and expense. See also Paragraph 52.2 of the Lease Addendum.

2.3 Compliance. Lessor warrants that the improvements on the Premises comply with all applicable laws, covenants or restrictions of record, building codes, regulations and ordinances (“Applicable Requirements”) in effect on the Start Date. Said warranty does not apply to the use to which Lessee will put the Premises or to any Alterations or Utility Installations (as defined in Paragraph 7.3(a)) made or to be made by Lessee. NOTE: Lessee is responsible for determining whether or not the zoning is appropriate for Lessee’s intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranty, Lessor shall, except as otherwise provided, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify the same at Lessor’s expense. If Lessee does not give Lessor written notice of a non-compliance with this warranty within six (6) months following the Start Date, correction of that non-compliance shall be the obligation of Lessee at Lessee’s sole cost and expense. If the Applicable Requirements are hereafter changed (as opposed to being in existence at the Start Date, which is addressed in Paragraph 6.2(e) below) so as to require during the term of this Lease the construction of an addition to or an alteration of the Building, the remediation of any Hazardous Substance, or the reinforcement or other physical modification of the Building (“Capital Expenditure”), Lessor and Lessee shall allocate the cost of such work as follows:

(a) Subject to Paragraph 2.3(c) below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Lessee as compared with uses by tenants in general, Lessee shall be fully responsible for the cost thereof.

(b) If such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (such as, governmentally mandated seismic modifications), then Lessor and Lessee shall allocate the obligation to pay for such costs pursuant to the provisions of Paragraph 7.1(c); provided, however, that if such Capital Expenditure is required during the last two years of this Lease or if Lessor reasonably determines that it is not economically feasible to pay its share thereof, Lessor shall have the option to terminate this Lease upon ninety (90) days prior written notice to Lessee unless Lessee notifies Lessor, in writing, within ten (10) days after receipt of Lessor’s termination notice that Lessee will pay for such Capital Expenditure. If Lessor does not elect to terminate, and fails to tender its share of any such Capital Expenditure, Lessee may advance such funds and deduct same, with interest, from Rent until Lessor’s share of such costs have been fully paid. If Lessee is unable to finance Lessor’s share, or if the balance of the Rent due and payable for the remainder of this Lease is not sufficient to fully reimburse Lessee on an offset basis, Lessee shall have the right to terminate this Lease upon thirty (30) days written notice to Lessor.

(c) Notwithstanding the above, the provisions concerning Capital Expenditures are intended to apply only to non-voluntary, unexpected, and new Applicable Requirements. If the Capital Expenditures are instead triggered by Lessee as a result of an actual or proposed change in use, change in intensity of use, or modification to the Premises then, and in that event, Lessee shall be fully responsible for the cost thereof, and Lessee shall not have any right to terminate this Lease. Also see Paragraph 51.4 of the Lease Addendum.

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2.4 Acknowledgments. Lessee acknowledges that: (a) it has been advised by Lessor and/or Brokers to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements), and their suitability for Lessee’s intended use; (b) Lessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises; and (c) neither Lessor, Lessor’s agents, nor any Broker has made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease. In addition, Lessor acknowledges that: (a) Broker has made no representations, promises or warranties concerning Lessee’s ability to honor the Lease or suitability to occupy the Premises; and (b) it is Lessor’s sole responsibility to investigate the financial capability and/or suitability of all proposed tenants.

3. Term.

3.1 Term. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 1.3.

3.2 Early Possession. If Lessee totally or partially occupies the Premises prior to the Commencement Date, the obligation to pay Base Rent shall be abated for the period of such early possession. All other terms of this Lease (excluding the obligations to pay Real Property Taxes, but including the obligations to pay and insurance premiums and to maintain the Premises) shall, however, be in effect during such period. Any such early possession shall not affect the Expiration Date.

3.3 Delay in Possession. Lessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises to Lessee by the Commencement Date. If, despite said efforts, Lessor is unable to deliver possession as agreed, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease. Lessee shall not, however, be obligated to pay Rent or perform its other obligations until it receives possession of the Premises. If Early Possession is not delivered on or before October 15, 1999, either party may, at its option, by notice in writing to the other party within ten (10) days after the end of such sixty (60) day period, cancel this Lease, in which event the Parties shall be discharged from all obligations hereunder. If such written notice is being delivered by Lessee and is not received by Lessor within said ten (10) day period, Lessee’s right to cancel shall terminate. Except as otherwise provided, if possession is not tendered to Lessee by the Start Date and Lessee does not terminate this Lease, as aforesaid, any period of rent abatement that Lessee would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Lessee would otherwise have enjoyed under the terms hereof, but minus any days of delay caused by the acts or omissions of Lessee. If the delay is caused solely by the acts or omissions of Lessor, then only Lessee shall have the option to terminate. If possession of the Premises is not delivered within four (4) months after the Commencement Date, this Lease shall terminate unless other agreements are reached between Lessor and Lessee, in writing.

3.4 Lessee Compliance. Lessor shall not be required to tender possession of the Premises to Lessee until Lessee complies with its obligation to provide evidence of insurance (Paragraph 8.5). Pending delivery of such evidence, Lessee shall be required to perform all of its obligations under this Lease from and after the Start Date, including the payment of Rent,

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notwithstanding Lessor’s election to withhold possession pending receipt of such evidence of insurance. Further, if Lessee is required to perform any other conditions prior to or concurrent with the Start Date, the Start Date shall occur but Lessor may elect to withhold possession until such conditions are satisfied.

4. Rent.

4.1 Rent Defined. All monetary obligations of Lessee to Lessor under the terms of this Lease (except for the Security Deposit) are deemed to be rent (“Rent”).

4.2 Payment. Lessee shall cause payment of Rent to be received by Lessor in lawful money of the United States, without offset or deduction (except as specifically permitted in this Lease), on or before the day on which it is due. Rent for any period during the term hereof which is for less than one (1) full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor’s rights to the balance of such Rent, regardless of Lessor’s endorsement of any check so stating.

5. Security Deposit. Lessee shall deposit with Lessor upon execution hereof the Security Deposit as security for Lessee’s faithful performance of its obligations under this Lease. If Lessee fails to pay Rent, or otherwise Defaults under this Lease, Lessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount due Lessor or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of said Security Deposit, Lessee shall within ten (10) days after written request therefor deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by this Lease. If the Base Rent increases during the term of this Lease, Lessee shall, upon written request from Lessor, deposit additional moneys with Lessor so that the total amount of the Security Deposit shall at all times bear the same proportion to the increased Base Rent as the initial Security Deposit bore to the initial Base Rent. Should the Agreed Use be amended to accommodate a material change in the business of Lessee or to accommodate a sublessee or assignee, Lessor shall have the right to increase the Security Deposit to the extent necessary, in Lessor’s reasonable judgment, to account for any increased wear and tear that the Premises may suffer as a result thereof. If a change in control of Lessee occurs during this Lease and following such change the financial condition of Lessee is, in Lessor’s reasonable judgment, significantly reduced, Lessee shall deposit such additional monies with Lessor as shall be sufficient to cause the Security Deposit to be at a commercially reasonable level based on said change in financial condition. Lessor shall not be required to keep the Security Deposit separate from its general accounts. Within fourteen (14) days after the expiration or termination of this Lease, if Lessor elects to apply the Security Deposit only to unpaid Rent, and otherwise within thirty (30) days after the Premises have been vacated pursuant to Paragraph 7.4(c) below, Lessor shall return that portion of the Security Deposit not used or applied by Lessor. No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Lessee under this Lease.

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6. Use.

6.1 Use. Subject to all covenants and restrictions set forth in this Lease, Lessee shall use and occupy the Premises only for the Agreed Use, and for no other purpose. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs owners and/or occupants of, or causes damage to neighboring properties. Lessor shall not unreasonably withhold or delay its consent to any written request for a modification of the Agreed Use, so long as the same will not impair the structural integrity of the Improvements on the Premises or the mechanical or electrical systems therein, is not significantly more burdensome to the Premises. If Lessor elects to withhold consent, Lessor shall within five (5) business days after such request give written notification of same, which notice shall include an explanation of Lessor’s objections to the change in use.

6.2 Hazardous Substances. (See Paragraphs 59, 60, and 61 of the Lease Addendum)

6.3 Lessee’s Compliance with Applicable Requirements. Except as otherwise provided in this Lease, Lessee shall, at Lessee’s sole expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Lessor’s engineers and/or consultants which relate in any manner to the Premises, without regard to whether said requirements are now in effect or become effective after the Start Date. Lessee shall, within ten (10) days after receipt of Lessor’s written request, provide Lessor with copies of all permits and other documents, and other information evidencing Lessee’s compliance with any Applicable Requirements specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Lessee or the Premises to comply with any Applicable Requirements.

6.4 Inspection; Compliance. Lessor and Lessor’s “Lender” (as defined in Paragraph 30 below) and consultants shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease. The cost of any such inspections shall be paid by Lessor, unless a violation of Applicable Requirements, or a contamination is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Lessee shall upon request reimburse Lessor for the cost of such inspections, so long as such inspection is reasonably related to the violation or contamination.

7. Maintenance; Repairs, Utility Installations; Trade Fixtures and Alterations.

7.1 Lessee’s Obligations. (Also see Paragraph 52.2 of Lease Addendum)

(a) In General. Subject to the provisions of Paragraph 2.2 (Condition), 2.3 (Compliance), 6.3 (Lessee’s Compliance with Applicable Requirements), 7.2 (Lessor’s Obligations), 9 (Damage or Destruction), and 14 (Condemnation), Lessee shall, at Lessee’s sole expense, keep the Premises, Utility Installations, and Alterations in good order, condition and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the

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same, are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements or the age of such portion of the Premises), including, but not limited to, all equipment or facilities, such as plumbing, heating, ventilating, air-conditioning, electrical, lighting facilities, boilers, pressure vessels, fire protection system, fixtures, walls (interior and exterior), ceilings, floors, windows, doors, plate glass, skylights, landscaping, driveways, parking lots, fences, retaining walls, signs, sidewalks and parkways located in, on, or adjacent to the Premises. Lessee, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Paragraph 7.1(b) below. Lessee’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair. Lessee shall, during the term of this Lease, keep the exterior appearance of the Building in a first-class condition consistent with the exterior appearance of other similar facilities of comparable age and size in the vicinity, including, when necessary, the exterior repainting of the Building.

(b) Service Contracts. Lessee shall, at Lessee’s sole expense, procure and maintain contracts, with copies to Lessor, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and Improvements, if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire alarm and/or smoke detection, (iv) landscaping and irrigation systems, (v) roof covering and drains, (vi) driveways and parking lots, (vii) clarifiers (viii) basic utility feed to the perimeter of the Building, and (ix) any other equipment, if reasonably required by Lessor.,

(c) Replacement. Subject to Lessee’s indemnification of Lessor as set forth in Paragraph 8.7 below, and without relieving Lessee of liability resulting from Lessee’s failure to exercise and perform good maintenance practices, if the Basic Elements described in Paragraph 7.1(b) cannot be repaired other than at a cost which is in excess of 50% of the cost of replacing such Basic Elements, then such Basic Elements shall be replaced by Lessor, and the cost thereof shall be prorated between the Parties and Lessee shall only be obligated to pay, each month during the remainder of the term of this Lease, on the date on which Base Rent is due, an amount equal to the product of multiplying the cost of such replacement by a fraction, the numerator of which is one, and the denominator of which is the number of months of the useful life of such replacement as such useful life is specified pursuant to Federal income tax regulations or guidelines for depreciation thereof (including interest on the unamortized balance as is then commercially reasonable in the judgment of Lessor’s accountants), with Lessee reserving the right to prepay its obligation at any time.

7.2 Lessor’s Obligations. Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance), 9 (Damage or Destruction) and 14 (Condemnation), it is intended by the Parties hereto that Lessor have no obligation, in any manner whatsoever, to repair and maintain the Premises, or the equipment therein, all of which obligations are intended to be that of the Lessee. It is the intention of the Parties that the terms of this Lease govern the respective obligations of the Parties as to maintenance and repair of the Premises, and they expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease. If Lessor shall fail to perform any of Lessor’s repair and maintenance obligations hereunder,

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Lessee shall have the right, after reasonable notice to Lessor, to perform such repair and or maintenance obligations of Lessor, at Lessor’s sole cost and expense, in which event Lessor shall reimburse Lessee for the reasonable cost thereof. Lessee shall in no event be entitled to set-off any such reimbursement obligation against Base Rent or any other monetary obligations of Lessee hereunder. (Also see Paragraph 52.2 of the Lease Addendum)

7.3 Utility Installations; Trade Fixtures; Alterations.

(a) Definitions; Consent Required. The term “Utility Installations” refers to all floor and window coverings, air lines, power panels, electrical distribution, security and fire protection systems, communication systems, lighting fixtures, HVAC equipment, plumbing, and fencing in or on the Premises. The term “Trade Fixtures” shall mean Lessee’s machinery and equipment that can be removed without doing material damage to the Premises. The term “Alterations” shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion. “Lessee Owned Alterations and /or Utility Installations” are defined as Alterations and/or Utility Installations made by Lessee that are not yet owned by Lessor pursuant to Paragraph 7.4(a). Lessee shall not make any Alterations or Utility Installations to the Premises without Lessor’s prior written consent. Lessee may, however, make non-structural Utility Installations to the interior of the Premises (excluding the roof) without such consent but upon notice to Lessor, as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing walls, and the cumulative cost thereof during this Lease as extended does not exceed $250,000 in the aggregate or $10,000 in any one year.

(b) Consent. Any Alterations or Utility Installations that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form with detailed plans. Consent shall be deemed conditioned upon Lessee’s: (i) acquiring all applicable governmental permits, (ii) furnishing Lessor with copies of both the permits and the plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials. Lessee shall promptly upon completion furnish Lessor with as-built plans and specifications. For work which costs an amount equal to the greater of one month’s Base Rent, or $10,000, Lessor may condition its consent upon Lessee providing a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alteration or Utility Installation and/or upon Lessee’s posting an additional Security Deposit with Lessor. In the event Lessor grants consent for any such work, Lessor shall at the same time indicate whether Lessee shall be required that such alterations or installations be removed at the termination of the tenancy.

(c) Indemnification. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or any interest therein. Lessee shall give Lessor not less than ten (10) days’ notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non-responsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the

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Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond in an amount equal to one and one-half times the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same. If Lessor elects to participate in any such action, Lessee shall pay Lessor’s attorneys’ fees and costs.

7.4 Ownership; Removal; Surrender; and Restoration.

(a) Ownership. Subject to Lessor’s right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Lessee shall be the property of Lessee, but considered a part of the Premises. Lessor may, at any time, elect in writing to be the owner of all or any specified part of the Lessee Owned Alterations and Utility Installations. Unless otherwise instructed per Paragraph 7.4(b) hereof, all Lessee Owned Alterations and Utility Installations shall, at the expiration or termination of this Lease, become the property of Lessor and be surrendered by Lessee with the Premises.

(b) Removal. Lessor may require that any or all Lessee Owned Alterations or Utility Installations required by Lessor to be removed pursuant to Paragraph 7.3(b), above, be removed by the expiration or termination of this Lease. Lessor may require the removal at any time of all or any part of any Lessee Owned Alterations or Utility Installations made without the required consent.

(c) Surrender/Restoration. Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Lessee Owned Alterations and/or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee, and the removal, replacement, or remediation of any soil, material or groundwater contaminated by Lessee. Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 7.4(c) without the express written consent of Lessor shall constitute a holdover under the provisions of Paragraph 26 below.

8. Insurance; Indemnity.

8.1 Payment For Insurance. Lessee shall pay for all insurance required under Paragraph 8 except to the extent of the cost attributable to liability insurance carried by Lessor under Paragraph 8.2(b) in excess of $2,000,000 per occurrence. Premiums for policy periods commencing prior to or extending beyond the Lease term shall be prorated to correspond to the Lease term. Payment shall be made by Lessee to Lessor within ten (10) days following receipt of an invoice.

8.2 Liability Insurance. (See Paragraph 68 of the Lease Addendum)

8.5 Insurance Policies. Insurance required herein shall be by companies duly licensed or admitted to transact business in the state where the Premises are located, and maintaining

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during the policy term a “General Policyholders Rating” of at least B+, V, as set forth in the most current issue of “Best’s Insurance Guide”, or such other rating as may be required by a Lender. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall, prior to the Start Date, deliver to Lessor certified copies of policies of such insurance or certificates evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after thirty (30) days prior written notice to Lessor. Lessee shall, at least thirty (30) days prior to the expiration of such policies, furnish Lessor with evidence of renewals or “insurance binders” evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

8.7 Indemnity. Except for Lessor’s gross negligence or willful misconduct, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, Lessor’s master or ground lessor, partners and Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified.

8.8 Exemption of Lessor from Liability. Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Building of which the Premises are a part, or from other sources or places. Lessor shall not be liable for any damages arising from any act or neglect of any other tenant of Lessor. Notwithstanding Lessor’s negligence or breach of this Lease, Lessor shall under no circumstances be liable for injury to Lessee’s business or for any loss of income or profit therefrom.

9. Damage or Destruction.

9.1 Definitions.

(a) “Premises Partial Damage” shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations, which can reasonably be repaired in six (6) months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

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(b) “Premises Total Destruction” shall mean damage or destruction to the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which cannot reasonably be repaired in six (6) months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within thirty (30) days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(c) “Insured Loss” shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved.

(d) “Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

(e) “Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Paragraph 56 of the Lease Addendum, in, on, or under the Premises.

9.2 Partial Damage - Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor’s expense, repair such damage (but not Lessee’s Trade Fixtures or Lessee Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor’s election, make the repair of any damage or destruction the total cost to repair of which is $10,000 or less, and, in such event, Lessor shall make any applicable insurance proceeds available to Lessee on a reasonable basis for that purpose. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, the Insuring Party shall promptly contribute the shortage in proceeds (except as to the deductible which is Lessee’s responsibility) as and when required to complete said repairs. In the event, however, such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within ten (10) days following receipt of written notice of such shortage and request therefor. If Lessor receives said funds or adequate assurance thereof within said ten (10) day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If such funds or assurance are not received, Lessor may nevertheless elect by written notice to Lessee within ten (10) days thereafter to: (i) make such restoration and repair as is commercially reasonable with Lessor paying any shortage in proceeds, in which case this Lease shall remain in full force and effect, or have this Lease terminate thirty (30) days thereafter. Lessee shall not be entitled to reimbursement of any funds contributed by Lessee to repair any such damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Paragraph 9.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Party.

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9.3 Partial Damage - Uninsured Loss. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee’s expense), Lessor may either: (i) repair such damage as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Lessee within thirty (30) days after receipt by Lessor of knowledge of the occurrence of such damage. Such termination shall be effective sixty (60) days following the date of such notice. In the event Lessor elects to terminate this Lease, Lessee shall have the right within ten (10) days after receipt of the termination notice to give written notice to Lessor of Lessee’s commitment to pay for the repair of such damage without reimbursement from Lessor. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within thirty (30) days after making such commitment. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Lessee does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

9.4 Total Destruction. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, this Lease shall terminate sixty (60) days following such Destruction. If the damage or destruction was caused by the gross negligence or willful misconduct of Lessee, Lessor shall have the right to recover Lessor’s damages from Lessee, except as provided in Paragraph 8.6.

9.5 Damage Near End of Term. It at any time during the last six (6) months of this Lease there is damage for which the cost to repair exceeds one (1) month’s Base Rent, whether or not an Insured Loss, Lessor may terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving a written termination notice to Lessee within thirty (30) days after the date of occurrence of such damage. Notwithstanding the foregoing, if Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by, (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is ten days after Lessee’s receipt of Lessor’s written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor’s commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee’s option shall be extinguished.

9.6 Abatement of Rent; Lessee’s Remedies.

(a) Abatement. In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Rent payable by Lessee for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Lessee’s use of the Premises is impaired, but not to exceed the proceeds received from the Rental Value insurance. All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor

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shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

(b) Remedies. If Lessor shall be obligated to repair or restore the Premises and does not commence, in a substantial and meaningful way, such repair or restoration within ninety (90) days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice, of Lessee’s election to terminate this Lease on a date not less than sixty (60) days following the giving of such notice. If Lessee gives such notice and such repair or restoration is not commenced within thirty (30) days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within said thirty (30) days, this Lease shall continue in full force and effect. “Commence” shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

9.7 Termination - Advance Payments. Upon termination of this Lease pursuant to Paragraph 6.2(g) or Paragraph 9, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee’s Security Deposit as has not been, or is not then required to be, used by Lessor.

9.8 Waive Statutes. Lessor and Lessee agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

10. Real Property Taxes. (Also see Paragraph 62 of the Lease Addendum)

10.1 Definition of “Real Property Taxes.” As used herein, the term “Real Property Taxes” shall include any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Lessor in the Premises, Lessor’s right to other income therefrom, and/or Lessor’s business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Premises are located. The term “Real Property Taxes” shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Premises.

10.2

(a) Payment of Taxes. Lessee shall pay the Real Property Taxes applicable to the Premises during the term of this Lease. Subject to Paragraph 10.2(b), all such payments shall be made at least ten (10) days prior to any delinquency date. Lessee shall promptly furnish Lessor with satisfactory evidence that such taxes have been paid. If any such taxes shall cover any period of time prior to or after the expiration or termination of this Lease, Lessee’s share of

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such taxes shall be prorated to cover only that portion of the tax bill applicable to the period that this Lease is in effect, and Lessor shall reimburse Lessee for any overpayment. If Lessee shall fail to pay any required Real Property Taxes, Lessor shall have the right to pay the same, and Lessee shall reimburse Lessor therefor upon demand.

(b) Advance Payment. In the event Lessee incurs a late charge on any Rent payment, Lessor may, at Lessor’s option, estimate the current Real Property Taxes, and require that such taxes be paid in advance to Lessor by Lessee, in a lump sum amount equal to the installment due, at least twenty (20) days prior to the applicable delinquency date. All monies paid to Lessor under this Paragraph may be intermingled with other monies of Lessor and shall not bear interest. In the event of a Breach by Lessee in the performance of its obligations under this Lease, then any balance of funds paid to Lessor under the provisions of this Paragraph may, at the option of Lessor, be treated as an additional Security Deposit.

10.3 Joint Assessment. If the Premises are not separately assessed, Lessee’s liability shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be conclusively determined by Lessor from the respective valuations assigned in the assessor’s work sheets or such other information as may be reasonably available.

10.4 Personal Property Taxes. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon Lessee Owned Alterations, Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee. When possible, Lessee shall cause such property to be assessed and billed separately from the real property of Lessor. If any of Lessee’s said personal property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee’s property within ten (10) days after receipt of a written statement.

11. Utilities. Lessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to Lessee, Lessee shall pay a reasonable proportion, to be determined by Lessor, of all charges jointly metered.

12. Assignment And Subletting.

12.1 Lessor’s Consent Required.

(a) Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, “assign or assignment”) or sublet all or any part of Lessee’s interest in this Lease or in the Premises without Lessor’s prior written consent.

(b) A change in the control of Lessee shall constitute an assignment requiring consent. The transfer, on a cumulative basis, of twenty-five percent (25%) or more of the voting control of Lessee shall constitute a change in control for this purpose.

(c) The involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee’s assets

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occurs, which results or will result in a reduction of the Net Worth of Lessee by an amount greater than twenty-five percent (25%) of such Net Worth as it was represented at the time of the execution of this Lease or at the time of the most recent assignment to which Lessor has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, whichever was or is greater, shall be considered an assignment of this Lease to which Lessor may withhold its consent. “Net Worth of Lessee” shall mean the net worth of Lessee (excluding any guarantors) established under generally accepted accounting principles.

(d) An assignment or subletting without consent shall, at Lessor’s option, be a Default curable after notice per Paragraph 13.1(c), or a noncurable Breach without the necessity of any notice and grace period. If Lessor elects to treat such unapproved assignment or subletting as a noncurable Breach, Lessor may either: (i) terminate this Lease, or (ii) upon thirty (30) days written notice, increase the monthly Base Rent to one hundred ten percent (110%) of the Base Rent then in effect. Further, in the event of such Breach and rental adjustment, (i) the purchase price of any option to purchase the Premises held by Lessee shall be subject to similar adjustment to one hundred ten percent (110%) of the price previously in effect, and (ii) all fixed and non-fixed rental adjustments scheduled during the remainder of the Lease term shall be increased to One Hundred Ten Percent (110%) of the scheduled adjusted rent.

(e) Lessee’s remedy for any breach of Paragraph 12.1 by Lessor shall be limited to compensatory damages and/or injunctive relief.

12.2 Terms and Conditions Applicable to Assignment and Subletting. (See Paragraphs 54.1 through 54.7 of the Lease Addendum)

13. Default; Breach; Remedies.

13.1 Default; Breach. A “Default” is defined as a failure by the Lessee to comply with or perform any of the terms, covenants, conditions or rules under this Lease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:

(a) The abandonment of the Premises; or the vacating of the Premises without providing a commercially reasonable level of security, or where the coverage of the property insurance described in Paragraph 8.3 is jeopardized as a result thereof, or without providing reasonable assurances to minimize potential vandalism.

(b) The failure of Lessee to make any payment of Rent or any Security Deposit required to be made by Lessee hereunder, whether to Lessor or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure continues for a period of three (3) business days following written notice to Lessee.

(c) The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the service contracts, (iii) the rescission of an unauthorized assignment or subletting, (iv) a Tenancy Statement, (v) a requested subordination, (vi) evidence concerning any guaranty and/or Guarantor, (vii) any document requested under Paragraph 42 (easements), or (viii) any other documentation or information which Lessor may

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reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of ten (10) days following written notice to Lessee.

(d) A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 40 hereof, other than those described in subparagraphs 13.1(a), (b) or (c), above, where such Default continues for a period of thirty (30) days after written notice; provided, however, that if the nature of Lessee’s Default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

(e) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this subparagraph 13.1 (e) is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

(f) The discovery that any financial statement of Lessee or of any Guarantor given to Lessor was materially false.

(g) If the performance of Lessee’s obligations under this Lease is guaranteed: (i) the death of a Guarantor; (ii) the termination of a Guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty; (iii) a Guarantor’s becoming insolvent or the subject of a bankruptcy filing; (iv) a Guarantor’s refusal to honor the guaranty; or (v) a Guarantor’s breach of its guaranty obligation on an anticipatory basis, and Lessee’s failure, within sixty (60) days following written notice of any such event, to provide written alternative assurance or security, which, when coupled with the then existing resources of Lessee, equals or exceeds the combined financial resources of Lessee and the Guarantors that existed at the time of execution of this Lease.

13.2 Remedies. If Lessee fails to perform any of its affirmative duties or obligations, within ten (10) days after written notice (or in case of an emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Lessor shall be due and payable by Lessee upon receipt of invoice therefor. If any check given to Lessor by Lessee shall not be honored by the bank upon which it is drawn, Lessor, at its option, may require all future payments to be made by Lessee to be by cashier’s check. In the event of a Breach, Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach:

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(a) Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission and tenant improvement construction costs paid by Lessor in connection with this Lease applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent (1%). Efforts by Lessor to mitigate damages caused by Lessee’s Breach of this Lease shall not waive Lessor’s right to recover damages under Paragraph 12. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

(b) Continue the Lease and Lessee’s right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor’s interests, shall not constitute a termination of the Lessee’s right to possession.

(c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee’s occupancy of the Premises.

13.4 Late Charges. Lessee hereby acknowledges that late payment by Lessee of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within five (5) days after such amount

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shall be due, then, without any requirement for notice to Lessee, Lessee shall pay to Lessor a one-time late charge equal to ten percent (10%) of each such overdue amount. The Parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Rent, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor’s option, become due and payable quarterly in advance. Notwithstanding anything to the contrary set forth herein, Lessor agrees not to assess a late fee the first time, if ever, the Lessee is late in making its Rent payment, provided that such late payment is received not later than (10) days after it was due.

13.5 Interest. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor, when due as to scheduled payments (such as Base Rent) or within thirty (30) days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the thirty-first (31st) day after it was due as to non-scheduled payments. The interest (“Interest”) charged shall be equal to the prime rate reported in the Wall Street Journal as published closest prior to the date when due plus four percent (4%), but shall not exceed the maximum rate allowed by law. Interest is payable in addition to the potential late charge provided for in Paragraph 13.4.

13.6 Breach by Lessor.

(a) Notice of Breach. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Paragraph, a reasonable time shall in no event be less than thirty (30) days after receipt by Lessor, and any Lender whose name and address shall have been furnished Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than thirty (30) days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

(b) Performance by Lessee on Behalf of Lessor. In the event that neither Lessor nor Lender cures said breach within thirty (30) days after receipt of said notice, or if having commenced said cure they do not diligently pursue it to completion, then Lessee may elect to cure said breach at Lessee’s expense and offset from Rent an amount equal to the greater of one month’s Base Rent or the Security Deposit, and to pay an excess of such expense under protest, reserving Lessee’s right to reimbursement from Lessor. Lessee shall document the cost of said cure and supply said documentation to Lessor.

14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than ten percent (10%) of any building portion of the Premises, or more than twenty-five percent (25%) of the land area portion

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of the Premises not occupied by any building, is taken by Condemnation, Lessee may, at Lessee’s option, to be exercised in writing within ten (10) days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee shall be entitled to any compensation for Lessee’s relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph. All Alterations and Utility Installations made to the Premises by Lessee, for purposes of Condemnation only, shall be considered the property of the Lessee and Lessee shall be entitled to any and all compensation which is payable therefor. In the event that this Lease is not terminated by reason of the Condemnation, Lessor shall repair any damage to the Premises caused by such Condemnation.

15. Brokers’ Fee.

15.3 Representations and Indemnities of Broker Relationships. Lessee and Lessor each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any) in connection with this Lease, and that no one other than said named Brokers is entitled to any commission or finder’s fee in connection herewith. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, and/or attorneys’ fees reasonably incurred with respect thereto.

16. Estoppel Certificates. (See Paragraphs 55 and 56 of Lease Addendum)

17. Definition of Lessor. The term “Lessor” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Lessee’s interest in the prior lease. In the event of a transfer of Lessor’s title or interest in the Premises or this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Lessor. Except as provided in Paragraph 15, upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Lessor shall be binding only upon the Lessor as hereinabove defined. Notwithstanding the above, and subject to the provisions of Paragraph 20 below, the original Lessor under this Lease, and all subsequent holders of the Lessor’s interest in this Lease shall remain liable and responsible with regard to the potential duties and liabilities of Lessor pertaining to Hazardous Substances as outlined in Paragraph 6 above.

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18. Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19. Days. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

20. Limitation on Liability. Subject to the provisions of Paragraph 17 above, the obligations of Lessor under this Lease shall not constitute personal obligations of Lessor, the individual partners of Lessor or its or their individual partners, directors, officers or shareholders, and Lessee shall look to the Premises, and to no other assets of Lessor, for the satisfaction of any liability of Lessor with respect to this Lease, and shall not seek recourse against the individual partners of Lessor, or its or their individual partners, directors, officers or shareholders, or any of their personal assets for such satisfaction.

21. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

22. No Prior or Other Agreements; Broker Disclaimer. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Lessor and Lessee each represents and warrants to the Brokers that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Lease and as to the nature, quality and character of the Premises. Brokers have no responsibility with respect thereto or with respect to any default or breach hereof by either Party. The liability (including court costs and Attorneys’ fees), of any Broker with respect to negotiation, execution, delivery or performance by either Lessor or Lessee under this Lease or any amendment or modification hereto shall be limited to an amount up to the fee received by such Broker pursuant to this Lease; provided, however, that the foregoing limitation on each Broker’s liability shall not be applicable to any gross negligence or willful misconduct of such Broker.

23. Notices.

23.1 Notice Requirements. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 23. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee’s taking possession of the Premises, the Premises shall constitute Lessee’s address for notice. A copy of all notices to Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing.

23.2 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed

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given forty-eight (48) hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the Postal Service or courier. Notices transmitted by facsimile transmission or similar means shall be deemed delivered upon telephone confirmation of receipt, provided a copy is also delivered via delivery or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

24. Waivers. No waiver by Lessor of the Default or Breach of any term, covenant or condition hereof by Lessee, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee of the same or of any other term, covenant or condition hereof. Lessor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee may be accepted by Lessor on account of moneys or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

26. No Right To Holdover. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the Base Rent shall be increased to one hundred fifty percent (150%) of the Base Rent applicable during the month immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee.

27. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

28. Covenants and Conditions; Construction of Agreement. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

29. Binding Effect; Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

30. Subordination; Attornment; Non-Disturbance.

30.1 Subordination. This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and

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all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as “Lessor’s Lender”) shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Lessee, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

30.2 Attornment. Subject to the non-disturbance provisions of Paragraph 30.3, Lessee agrees to attorn to a Lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a Security Device, and that in the event of such foreclosure, such new owner shall not: (i) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (ii) be subject to any offsets or defenses which Lessee might have against any prior lessor; or (iii) be bound by prepayment of more than one (1) month’s rent.

30.3 Non-Disturbance. With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee’s subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a “Non-Disturbance Agreement”) from the Lender which Non-Disturbance Agreement provides that Lessee’s possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises. Further, within sixty (60) days after the execution of this Lease, Lessor shall use its commercially reasonable efforts to obtain a Non-Disturbance Agreement from the holder of any pre-existing Security Device which is secured by the Premises. In the event that Lessor is unable to provide the Non-Disturbance Agreement within said sixty (60) days, then Lessee may, at Lessee’s option, directly contact Lessor’s lender and attempt to negotiate for the execution and delivery of a Non-Disturbance Agreement.

30.4 Self-Executing. The agreements contained in this Paragraph 30 shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

31. Attorneys’ Fees. If any Party or Broker brings an action or proceeding involving the Premises to enforce the terms hereof or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party or Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Lessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default

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and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach.

32. Lessor’s Access; Showing Premises; Repairs. Lessor and Lessor’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times for the purpose of showing the same to prospective purchasers, lenders, or lessees, and making such alterations, repairs, improvements or additions to the Premises as Lessor may deem necessary. All such activities shall be without abatement of rent or liability to Lessee. Lessor may at any time place on the Premises any ordinary “For Sale” signs and Lessor may during the last six (6) months of the term hereof place on the Premises any ordinary “For Lease” signs. Lessee may at any time place on or about the Premises any ordinary “For Sublease” sign.

33. Auctions. Lessee shall not conduct, nor permit to be conducted, any auction upon the Premises without Lessor’s prior written consent. Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

34. Signs. Except for ordinary “For Sublease” signs, Lessee shall not place any sign upon the Premises without Lessor’s prior written consent. All signs must comply with all Applicable Requirements.

35. Termination; Merger. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Lessor may elect to continue any one or all existing subtenancies. Lessor’s failure within ten (10) days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor’s election to have such event constitute the termination of such interest.

36. Consents. Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed. Lessor’s actual reasonable costs and expenses (including, but not limited to, architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including, but not limited to, consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Lessor at the time of such consent. The failure to specify herein any particular condition to Lessor’s consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within ten (10) business days following such request.

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37. Guarantor.

37.1 Execution. The Guarantors, if any, shall each execute a guaranty in the form most recently published by the American Industrial Real Estate Association, and each such Guarantor shall have the same obligations as Lessee under this Lease.

37.2 Default. It shall constitute a Default of the Lessee if any Guarantor fails or refuses, upon request to provide: (a) evidence of the execution of the guaranty, including the authority of the party signing on Guarantor’s behalf to obligate Guarantor, and in the case of a corporate Guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, (b) current financial statements, (c) a Tenancy Statement, or (d) written confirmation that the guaranty is still in effect.

38. Quiet Possession. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee’s part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

39. Options. (See Paragraph 58 of the Lease Addendum)

39.3 Multiple Options. In the event that Lessee has any multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Options have been validly exercised.

39.4 Effect of Default on Options.

(a) Lessee shall have no right to exercise an Option: (i) during the period commencing with the giving of any notice of material Default and continuing until said Default is cured, (ii) during the period of time any Rent is unpaid (without regard to whether notice thereof is given Lessee), (iii) during the time Lessee is in material Breach of this Lease, or (iv) in the event that Lessee has been given three (3) or more notices of separate material Default, whether or not the Defaults are cured, during the twelve (12) month period immediately preceding the exercise of the Option.

(b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee’s inability to exercise an Option because of the provisions of Paragraph 39.4(a).

(c) An Option shall terminate and be of no further force or effect, notwithstanding Lessee’s due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term, (i) Lessee fails to pay Rent for a period of thirty (30) days after such Rent becomes due (without any necessity of Lessor to give notice thereof), (ii) Lessor gives to Lessee three (3) or more notices of separate Default during any twelve (12) month period, whether or not the Defaults are cured, or (iii) if Lessee commits a material Breach of this Lease.

40. Multiple Buildings. If the Premises are a part of a group of buildings controlled by Lessor, Lessee agrees that it will observe all reasonable rules and regulations which Lessor may

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make from time to time for the management, safety, and care of said properties, including the care and cleanliness of the grounds and including the parking, loading and unloading of vehicles, and that Lessee will pay its fair share of common expenses incurred in connection therewith.

41. Security Measures. Lessee hereby acknowledges that the rental payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

42. Reservations. Lessor reserves to itself the right, from time to time, to grant, without the consent or joinder of Lessee, such easements, rights and dedications that Lessor deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Lessee. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate any such easement rights, dedication, map or restrictions.

43. Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay. Lessee, at its option, may set-off any such sum it may be adjudged entitled to recover against future rent.

44. Authority. If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each Party shall, within thirty (30) days after request, deliver to the other Party satisfactory evidence of such authority.

45. Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

46. Offer. Preparation of this Lease by either Party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

47. Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee’s obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

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48. Multiple Parties. If more than one person or entity is named herein as either Lessor or Lessee, such multiple Parties shall have joint and several responsibility to comply with the terms of this Lease.

49. Mediation and Arbitration of Disputes. An Addendum requiring the Mediation and/or the Arbitration of all disputes between the Parties and/or Brokers arising out of this Lease ☐ is ☒ is not attached to this Lease.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

ATTENTION: NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION OR BY ANY BROKER AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTION TO WHICH IT RELATES. THE PARTIES ARE URGED TO:

1. SEEK ADVICE OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE.

2. RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES. SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING OF THE PREMISES, THE STRUCTURAL INTEGRITY, THE CONDITION OF THE ROOF AND OPERATING SYSTEMS, AND THE SUITABILITY OF THE PREMISES FOR LESSEE’S INTENDED USE.

WARNING: IF THE PREMISES IS LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THE LEASE MAY NEED TO BE REVISED TO COMPLY WITH THE LAWS OF THE STATE IN WHICH THE PREMISES IS LOCATED.

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The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

Executed at:	Executed at:
On	On
By LESSOR:	By LESSEE:
THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation	MULTILAYER TECHNOLOGY, INC., a corporation and a subsidiary of The Dii Group

By: Northwestern Investment Management Company, its wholly-owned subsidiary and authorized representative

By:	/s/ Donald L. O’Dell	By:	/s/ Thomas J. Smith
Name Printed:	/s/ Donald L. O’Dell	Name Printed:	/s/ Thomas J. Smith
Title:	Managing Director	Title:	CFO

By:		By:
Name Printed:		Name Printed:
Title:		Title:
Address:		Address:

Telephone: ( )	Telephone: ( )
Facsimile: ( )	Facsimile: ( )
Federal ID No.	Federal ID No.

NOTE: These forms are often modified to meet changing requirements of law and industry needs. Always write or call to make sure you are utilizing the most current form: AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION, 700 So. Flower Street, Suite 600, Los Angeles, California 90017. (213) 687-8777. Fax No. (213) 687-8616.

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LEASE ADDENDUM

49. PREMISES SIZE. Lessor and Lessee acknowledge that prior to the execution of this Lease, the size of the Premises was measured by Rengel and Associates and that Lessor and Lessee have stipulated to the area of the Premises and that the actual size of such area is not subject to dispute. Lessee agrees that Lessor shall have no liability in the event that the size of the Premises is other than the amount specified and Lessee shall have no right to terminate this Lease should such discrepancy be discovered.

50. RENT.

Lessor and Lessee acknowledge and agree that Base Rent for the Premises shall be determined separately for the ground floor (consisting of 53,940 square feet) and second floor (consisting of 16,265 square feet) portions of the Premises, and that Lessee shall occupy the first floor of the Premises upon the Commencement Date and shall occupy the second floor portion of the Premises in stages during the Lease Term as more particularly set forth hereinbelow. Base Rent for the Premises shall be sum of Base Rent for the ground floor of the Premises and Base Rent for the second floor of the Premises, determined in the manner set forth below.

50.1 Ground Floor Base Rent. Lessor and Lessee agree that Lessee shall pay Base Rent on the ground floor of the Premises during the Lease Term, subject to adjustments as provided below, at the rate of $[…***…] per square foot on 53,940 square feet, which monthly Base Rent is the sum of $[…***…]. Lessee shall pay to Lessor for each calendar month during the first year of the Term of the Lease, Base Rent in the amount of $[…***…], in advance, on the first (1st) day of each calendar month, without abatement, deduction, claim, offset, prior notice or demand. Base Rent and all other rent and charges for any period during the term hereof which is less than one (1) full calendar month shall be prorated based upon the actual number of days of the calendar month involved. Upon execution of this Lease, Lessee shall pay to Lessor $[…***…], to be applied toward Base Rent for the period between October 15, 1999, and November 30,1999.

* Confidential Treatment Requested

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50.2 Second Floor Base Rent. Lessor and Lessee agree that Lessee’s occupancy of the second floor of the Premises, consisting of 16,265 square feet, shall be phased in during the first four (4) years of the Lease Term, on the dates and at the Base Rent set forth below:

Year	Square Feet Occupied	Base Rent
1	None	None
2	4,880	$[…***…]
3	9,760	$[…***…]
4	16,265	$[…***…]

Lessee shall pay to Lessor Base Rent for each calendar month during the Term of the Lease for which second floor Base Rent is payable as set forth above, subject to adjustments as provided below, at the rate of $[…***…] per square foot on 16,265 square feet. Base Rent in the amounts described above are due and payable in advance, on the first (1st) day of each calendar month, without abatement, deduction, claim, offset, prior notice or demand. Base Rent and all other rent and charges for any period during the term hereof which is less than one (1) full calendar month shall be prorated based upon the actual number of days of the calendar month involved.

50.3 Ground Floor Base Rent Adjustments. The Base Rent on the ground floor portion of the Premises shall be increased annually on the anniversary of the Commencement Date to the amounts set forth below.

Year of Lease Term	Base Rent
2	$[…***…]
3	$[…***…]
4	$[…***…]
5	$[…***…]
6	$[…***…]
7	$[…***…]
8	$[…***…]
9	$[…***…]
10	$[…***…]

* Confidential Treatment Requested

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50.4 Second Floor Base Rent Adjustments. The Base Rent on the second floor portion of the Premises shall be increased ‘annually commencing on the fifth (5th) anniversary of the Commencement Date of the Lease Term, and annually thereafter on the anniversary of the Commencement Date to the amounts set forth below.

Year of Lease Term	Base Rent
5	$[…***…]
6	$[…***…]
7	$[…***…]
8	$[…***…]
9	$[…***…]
10	$[…***…]

50.5 No Payment to Lessee if Lessee in Default. In the went of any default by Lessee under any provision of this Lease, then notwithstanding any provision of this Lease to the contrary which requires Lessor to make any payment to Lessee, Lessor shall not be obligated to make Such payment to Lessee, but may instead apply the amount of such payment as follows: first, against Rent or Additional Rent past due; second, against any reasonable costs incurred by Lessor to cure any default by Lessee; and third, the balance, if any, shall be paid to Lessee.

51. USE OF THE PREMISES.

51.1 Compliance. Lessee acknowledges its lease of the Premises is subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and any covenants or restrictions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto. Lessee shall not use the Premises which will in any way conflict with any law, statute, zoning restriction, ordinance or governmental law, rule, regulation or requirement of any duly constituted public authority having jurisdiction over the Premises now in force or which may hereafter by in force, or any covenants, conditions, easements or restrictions now or hereafter encumbering the Premises. Lessee shall not commit any public or private nuisance or any other act or thing which might or would disturb the quiet enjoyment or any other Lessee of Lessor or any occupant of nearby property. Lessee shall place no loads upon the floors, walls or ceilings in excess of the maximum designed load specified by Lessor or which may damage the building or outside areas; nor place any harmful liquids the drainage systems; nor dump or store waste materials (except as may be expressly permitted by the terms of this Lease, all matters disclosed thereby, and any Exhibits attached hereto), refuse or other materials or allow such to remain outside the building, except in the enclosed trash areas provided. Lessee shall be permitted to place mechanical equipment, storage tanks and other movable fixtures outside the building provided they are installed in compliance with all applicable statutes, regulations and covenants governing the Premises.

* Confidential Treatment Requested

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51.2 Compliance With Governmental Regulations. Notwithstanding anything to the contrary set forth in this Paragraph 51.2, or wherein, if and to the extent modifications or improvements to the structure of the Premises or any portion thereof or to any fire prevention or other emergency system are deemed necessary by any governmental authority or applicable Law, Lessor shall, at its own cost and expense make such modifications and improvements and Lessee shall cooperate with Lessor in the making of any such modifications or improvements. Notwithstanding the foregoing sentence, Lessor shall not be responsible for the costs and expenses of such modifications or improvements in the event that such improvements or modifications are required as the result of Lessee’s use of the Premises or conduct including, but not limited to, Lessee’s alterations, improvements or modifications of the Premises. In the event that any alterations, modifications or improvements undertaken by either party pursuant to this Section result in any interruption of the business of Lessee, Lessor shall have no liability to Lessee for such interruption and Lessee shall be limited to such business interruption insurance coverage, if any, as it may elect to carry; provided, however, that Lessor shall use its best efforts to minimize any interruption of Lessees business when making such alterations, modifications or improvements.

51.3 Parking. During the entire Lease Term, Lessee shall have the right to use all of the approximately 200 parking stalls associated with the Premises as identified on Exhibit “A” hereto, of which 155 are exclusive stalls and 45 are for use in common with other tenants.

51.4 Lessee ADA Obligations. Lessor represents and warrants that upon commencement of the Lease Term the Premises comply with the requirements of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq., the Provisions Governing Public Accommodations and services Operated by Private Entities), and all regulations promulgated thereunder (the “ADA”). At all times during the term of this Lease, Lessee, at Lessee’s sole cost and expense, shall cause the Premises, and all alterations and improvements in the Premises, and Lessee’s use and occupancy of the Premises, and Lessee’s performance of its obligations under this Lease, to comply with the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq., the Provisions Governing Public Accommodations and Services Operated by Private Entities), and all regulations promulgated thereunder, and all amendments, revisions or modifications thereto now or hereafter adopted or in effect in connection therewith (hereinafter collectively referred to as the “ADA”) and to take such actions and make such alternations and improvements as are necessary for such compliance; provided, however, that Lessee shall not make any such alterations or improvements except upon Lessor’s prior written consent Pursuant to the terms and conditions of this Lease. If Lessee fails to diligently take such actions or make such alterations or improvements as are necessary for such compliance, Lessor may, but shall not be obligated to, take such actions and make such alterations and improvements and may recover all of the costs and expenses of such actions, alterations and improvements from lessee as additional rent. Notwithstanding anything in this Lease to the contrary, no act or omission of Lessor, including any approval, consent or acceptance by Lessor or Lessor’s agents, employees or other representatives, shall be deemed an agreement, acknowledgment, warranty or other representation by Lessor that Lessee has complied with the ADA or that any action, alteration or improvement by Lessee complies or will comply with the ADA or constitutes a waiver by Lessor of Lessee’s obligations to comply with the ADA under this Lease or otherwise. In the event that any capital improvement is required

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hereunder in order to comply with the ADA, Lessee shall pay its pro rata share thereof based upon that portion of the useful life of such capital improvement which falls within the Lease Term or any extended Term.

51.5 Forklift Restrictions. Asphaltic cement cannot withstand noninflatable forklift tires. In the event the asphalt is damaged by Lessee’s use of a forklift with noninflatable tires, it shall be Lessee’s obligation to repair the damaged asphaltic cement at Lessees sole expense.

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52. ALTERATIONS.

52.1 Lessee Improvements. Lessee agrees to construct those certain interior improvements to the Premises which are set forth in that certain space plan to be prepared by Rengel and Company Architects, to be mutually agreed upon by Lessor and Lessee not later than August 1, 1999, [“/s/WAB”] and to be attached hereto as Exhibit “B” (the “Improvements”). Lessor shall have the right to approve the building plans and specifications for the Improvements prior to commencement of construction, which approval shall not be unreasonably delayed or withheld. Lessor’s agent, William A. Budge, Inc., shall provide construction management services for the construction of the Improvements for a fee equal to three percent of the construction costs attributed only to the Construction Allowance actually used by Lessee, but in no event shall the construction management fee be less than $[…***…]. Said construction fee shall be deducted from the Construction Allowance or paid directly by Lessee if Lessee fund’s its own improvements. Lessor and Lessee estimate that the cost of said Improvements will be approximately $[…***…] (the “Construction Allowance”), of which sum $[…***…] shall be used to construct improvements to the second floor of the Premises. At the request of Lessee, which request shall be made prior to the commencement of construction, Lessor agrees to advance to Lessee the Construction Allowance, or any portion thereof, toward the cost of said construction. The Construction Allowance may be used for all costs associated with the construction of the Improvements, including without limitation space planning, architectural and engineering fees, construction supervision fees, and building permits, Lessee shall have the right to negotiate a general conditions and fee proposal with a general contractor of Lessee’s selection, subject to Lessor’s reasonable approval. Said proposal may include building assessment, due diligence review, budgeting, value engineering and scheduling. Lessee shall have the right to utilize a design build approach for the mechanical, electrical, plumbing, fire sprinkler and fire alarm systems. Lessee and its general contractor will competitively bid all subcontractors’ work in developing a construction budget. Selection of final subcontractors shall be subject to the reasonable approval of Lessor. Lessee shall be solely responsible for all costs of said Improvements in excess of $[…***…]. Lessee shall complete construction of said improvements to the Premises not later than February 1, 2000 [“/s/WAB”] (the date the Improvements are actually completed, whether such date is before or after October 15, 1996, shall be referred to herein as the “Construction Completion Date”). Any portion of said Construction Allowance which has not been expended, or committed to be expended, by the Construction Completion Date shall not carry over thereafter and shall no longer be available for improvements to the Premises. The actual amount of the Construction Allowance shall be the lesser of $[…***…] or such sum as has been expended, or committed to be expended, on the Construction Completion Date. In the event Lessee, elects to use all or any portion of the Construction Allowance, Lessee shall reimburse Lessor therefor in equal monthly installments over a period of ten (10) years, with interest at the rate of ten percent (10%) per annum, compounded annually, payable monthly at the same time as Base Rent is payable hereunder. In addition, in the event Lessee shall elect to use all or any portion of the Construction Allowance, prior to the Commencement Date, Lessee shall deliver to Lessor, as addition security for Lessee’s obligations under the Lease, a letter of credit (the “Letter of Credit”), from a financial institution and in a form reasonably satisfactory to Lessor, in the principal amount of the Construction Allowance, or less lesser amount as is equal to that portion of the Construction

* Confidential Treatment Requested

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Allowance utilized by Lessee. The Letter of Credit shall be in full force and effect for the first four (4) years of the Lease Term. The Letter of Credit shall provide that Lessor may draw upon the Letter of Credit by written demand to the issuer thereof, executed by an officer of Lessor, stating that Lessee is in breach of the Lease and identifying the amount to be drawn thereon in order to compensate Lessor for damages it has sustained as a result of said breach. In the event Lessor shall at any time sell or otherwise transfer the Premises, Lessee shall be obligated to obtain a replacement Letter of Credit in the name of the transferee within thirty (30) days written demand therefor by Lessor.

52.2 Condition of Premises. Lessor shall be responsible for the costs of any Americans with Disability Act (“ADA”) modifications, and roof and building system repairs necessary to bring the Premises in compliance with all applicable codes as of the Construction Completion Date. The costs to comply with any ADA requirements in connection with any and all other or additional improvements to be constructed by Lessee shall be paid solely and entirely by Lessee, which costs may not be paid by Lessee from the Construction Allowance. Not withstanding anything to the contrary set forth at Sections 2.2, [“/s/WAB”] 7.1 and 7.2 of the Lease, Lessor shall also be responsible for the structural integrity of the exterior walls and the foundation of the Premises and the roof structure for the entire Lease Term, and shall be responsible for the maintenance and repair of the roof membrane of the Premises for the first year of the Lease Term only, after which time Lessee shall have the sole responsibility for such maintenance and repair.

53. SIGNS. Lessee shall be entitled to place two (2) building signs on the Premises. All signs proposed to be placed on the Premises by Lessee shall be subject to all requirements of applicable governmental authorities and covenants, conditions, and restrictions of record. Lessee shall have no right to maintain Lessee identification signs in any other location in, on or about the Premises, and shall not display or erect any other signs, displays or other advertising materials that are visible from the exterior of the Premises. The cost of the sign(s), including the installation, maintenance and removal thereof shall be at Lessee’s sole cost and expense. If Lessee fails to maintain its sign(s), if Lessee fails to remove same upon termination of this Lease and repair any damage caused by such removal, Lessor may do so at Lessee’s expense. Lessee shall reimburse Lessor for all costs incurred by Lessor to effect such removal, which amounts shall be deemed Additional Rent.

54. ASSIGNMENT AND SUBLETTING.

54.1 Consent Required. Lessee shall not, without the prior written consent of Lessor, which consent shall not be unreasonably withheld, assign, transfer, convey, mortgage, pledge, hypothecate or encumber this Lease or any interest herein, sublease the Premises or any part thereof or any right or privilege appurtenant thereto, or permit the use or occupancy of the Premises by any other person other than Lessee and Lessee’s representatives and invitees. Each of the foregoing acts, transactions and events are sometimes referred to herein as a “Transfer.” The person in whose favor such Transfer is made is sometimes referred to herein as a “Transferee.” If Lessee shall complete any Transfer without such consent the Transfer shall be void and shall constitute a material default and breach of this Lease by Lessee. This Lease or any interest herein shall not be assignable or otherwise transferable by operation of law, as to the interest of Lessee, without the prior written consent of Lessor and any such

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assignment or other Transfer shall be void and shall be a material default and breach of the Lease by Lessee.

54.2 Request for Transfer. If at any time during the Lease Term, or any extension thereof, Lessee desires the consent of the Lessor to a Transfer of this Lease, Lessee’s request to Lessor for such consent shall be in writing and shall include the information and documents described below, hereinafter referred to as “Lessee’s Request for Transfer”. Lessee agrees to pay Lessor, as Additional Rent, all expenses reasonably incurred by Lessor in reviewing any information in order to determine whether consent to a requested Transfer should be given (whether or not such consent is given) in an amount not to exceed $500.00, including, but not limited to, costs and expenses incurred for credit investigations, reasonable attorneys’ fees and the costs of preparation of any necessary documents. The information and documents to be included with Lessee’s Request for Transfer are as follows:

(a) A statement that Lessee requests consent to the proposed Transfer and the type of Transfer proposed;

(b) The name of the proposed Transferee;

(c) The nature of the use or business to be carried on in the Premises by the proposed Transferee;

(d) A description of the area of the Premises to be covered by the Transfer;

(e) The terms and provisions of the proposed Transfer including a copy of the proposed document of Transfer and any other agreements to be entered into concurrently therewith;

(f) Such financial information as Lessor may reasonably request concerning the proposed Transferee; and

(g) To the extent that the proposed Transfer is other than an assignment or sublease, the information described in (a) through (f) above shall be modified to correspond to the type of Transfer for which consent is requested.

54.3 Lessor’s Option. Within ten (10) business days after Lessor’s receipt of Lessee’s Request for Transfer, Lessor may, in its sole discretion, exercise any one of the options described below by providing written notice to Lessee of Lessor’s election. If for any reason, Lessor fails to give Lessee written notice of Lessor’s election as authorized by this subparagraph 54.3 within the said ten (10) business day period, Lessor shall be deemed to have elected to consent to the Transfer. The options available to Lessor are as follows:

(a) Consent to the requested Transfer. (subject in all circumstances to the provisions of subparagraph 54.5, whether or not so expressly stated in the Notice to Lessee setting forth such consent); or

(b) Withhold consent to the requested Transfer.

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54.4 Lessor Entitled to Withhold Consent to Transfer in its Reasonable Discretion. Lessor shall-not unreasonably withhold its consent to any Transfer.

54.5 Consent Given. Should Lessor consent to a Transfer, Lessor may impose upon such Transfer all such reasonable conditions as Lessor may desire, i.e., the following conditions:

(a) Lessee completing the negotiations for a valid and bona fide Transfer to the Transferee identified in Lessee’s. Request for Transfer within ninety (90) days after the date. of Lessor’s consent and such Transfer being in accordance with all the terms and provisions contained in Lessee’s Request for Transfer. If for any reason this condition fails, any consent given by Lessor shall be deemed of no force and effect and Lessee shall be required to again comply with all conditions of this Paragraph 58 as if no consent had been given.

(b) Lessee delivering to Lessor, prior to the earlier of the date the Transfer occurs or the date the Transferee takes possession of the Premises or any part thereof, executed originals of the document of transfer and any other agreement entered into in connection with such Transfer. If the Transfer is by way of assignment, the form of assignment shall expressly state that the Transferee assumes all of Lessee’s obligations under this Lease. If the Transfer is by way of sublease, the sublease shall expressly state that: It is subject to the provisions of this Lease; it does not extend beyond the Termination Date; the sublessee’s right to transfer its interest in the sublease is subject to Lessor’s rights under this Paragraph 54.

(c) Lessee paying to Lessor as Additional Rent under this Lease, without affecting or reducing any other obligations of Lessee under this Lease, fifty percent (50%) of any sums of money or other economic consideration (in excess of amounts due under the Lease) received by Lessee or to be received by Lessee as result of such Transfer (but not any loan proceeds if the Transfer is a bona fide loan), including, but not limited to: Bonuses, key money or the like; any payment made to Lessee by the Transferee, however denominated[,;] and, if the Transfer is a subletting, all rentals, whether so denominated or not under the sublease, which exceed in the aggregate sums Lessee is to pay under this Lease. All sums due Lessor pursuant to this subparagraph 54.5(c) shall, provided the Transfer is a subletting, be prorated if the sublease covers less than all of the Premises Area according to the ratio that the Premises area transferred bears to-the total Premises area. Notwithstanding the foregoing, Lessee shall be entitled to deduct from such amounts payable to Lessor pursuant to this Section such reasonable costs and expenses as Lessee actually incurs in obtaining a Transferee, i.e., commissions paid to brokers in connection with such transfer, advertising costs paid by Lessee in connection with such Transfer, the cost of any improvements made by Lessee, of its cost, for the Transferee, and similar items. Lessee shall be obligated, however, to provide evidence to Lessor substantiating such costs and expenses to Lessor’s reasonable satisfaction.

54.6 Transfer to a Related Party. Notwithstanding the provisions of paragraph 12.1 the Lease or subparagraph 54.1 of the Lease Addendum, Lessee shall have the right without the consent of Lessor but upon written notice to Lessor, to assign this Lease, or to sublease the Premises or a portion thereof, to the following individuals and/or entities and upon the following conditions:

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(a) To a general or limited partnership, if Lessee is a general partner and owns not less than fifty-one percent (51%) of the beneficial or ownership interests in the partnership and the partnership executes an agreement in the form required by the Lessor assuming Lessee’s obligations under this Lease; and

(b) To a corporation, if Lessee (or a corporation which owns all of the outstanding stock of Lessee) owns at least fifty-one percent (51%) of the outstanding capital stock of the corporation and the transferee corporation executes an agreement in the form required by Lessor assuming Lessee’s obligations under this Lease.

(c) to any person or entity that acquires all or substantially all of Lessee’s assets or capital stock; and

(d) To any entity with which Lessee merges, regardless of whether Lessee is the Surviving entity.

So long as Lessee is a public company (or in the event of an initial public offering if Lessee is not a public company), an assignment or sublet shall not include, and Lessor’s consent shall not be required for (i) any initial or subsequent public offering by Lessee, or (ii) any sale. or transfer of capital stock of Lessee, or (iii) the sale or transfer of Lessee’s stock to take Lessee. private.

54.7 No Release of Liability. No Transfer shall release Lessee of its obligations to pay the Rent and to perform all the other obligations to be performed by Lessee under this Lease. The acceptance of Rent by Lessor from any person shall not be deemed to be the waiver by Lessor of any provision of this Lease or to be a consent to any assignment or subletting. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. In the event of default by a Transferee in the performance of any of the terms of this Lease, Lessor may proceed directly against Lessee without the necessity of exhausting its remedies against the Transferee. If Lessee enters into a sublease, with or without Lessor’s consent, Lessee shall be deemed to have immediately and irrevocably assigned to Lessor, as security for Lessee’s obligations under this Lease, all subrent or other sums due to Lessee under the sublease, and Lessor, assignee and as attorney-in-fact for Lessee, or a receiver for Lessee appointed on Lessor’s application, may collect such subrent or other sums due and apply it towards Lessee’s obligations under this Lease, except, that, until the occurrence of an act of uncured material default by Lessee, Lessee shall have the right to collect such subrent or other sums due. Lessor may, as a condition to Lessor’s consent to any proposed sublease, require Lessee and the proposed sublessee to enter into an agreement with Lessor whereby the proposed sublessee agrees: To pay subrent or all other sums due directly to Lessor upon notice from Lessor of Lessee’s default; not to pay subrent more than one month in advance, and, notwithstanding Lessor’s receipt of subrent or other sums due, Lessor shall not be liable to the proposed sublessee for anything under the sublease or under this Lease and Lessor may pursue any remedy available to it under this Lease.

55. LESSEE STATEMENT. Lessee shall within ten (10) business days following written request by Lessor execute and deliver to Lessor any documents, including

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estoppel certificates, in a mutually acceptable form prepared by Lessor which shall provide the following information:

(a) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect and the date to which the Rent and other charges are paid in advance, if any;

(b) acknowledging that there are not, to Lessee’s knowledge, any uncured defaults on the part of the Lessor or stating the nature of any uncured defaults;

(c) certifying the current Rent amount and the amount and form of Security Deposit on deposit with Lessor; and

(d) certifying to such other information as Lessor, Lessor’s agents, mortgagees, prospective mortgagees and purchasers may reasonably request.

Lessee’s failure to deliver an estoppel certificate within ten (10) business days after delivery of Lessor’s written request therefor shall be conclusive upon Lessee:

(a) that this Lease is in full force and effect, without modification except as may be represented by Lessor;

(b) that there are now no uncured defaults in Lessor’s performance;

(c) that not more than one (1) month’s Rent has been paid in advance; and

(d) that the other information requested by Lessor is correct as stated in the form presented by Lessor.

56. FINANCIAL INFORMATION. In addition to its obligations under Paragraph 55, Lessee shall, upon Lessor’s request, deliver to Lessor the current financial statements of Lessee, and financial statements of the two (2) years prior to the current financial statement’s year, certified to be true, accurate and completed by the chief financial officer of Lessee, including a balance sheet and profit and loss statement for the most recent prior year, which statements shall be prepared on an accrual basis and accurately and completely reflect the financial condition of Lessee. Lessor agrees that it will keep such financial statements confidential, except that Lessor shall have the right to deliver the same to any proposed purchaser of the Premises, or any portion thereof and the mortgagees or beneficiaries of Lessor or such purchaser, provided that such parties agree in writing to keep such statements confidential. Lessor acknowledges and agrees that Lessee shall have satisfied its obligations set forth in this Paragraph 56 upon delivery to Lessor of the most recently filed annual (Form 10-K) and quarterly(Form 10-Q) reports required to be filed by Lessee under applicable federal securities laws.

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57. LESSEE’S REMEDIES. The obligations of Lessor do not constitute the personal obligation of the individual partners, trustees, directors, officers or shareholders of Lessor or its constituent partners. If Lessor shall fail to perform any covenant, term or condition of this Lease upon Lessor’s part to be performed, Lessee shall be required to deliver to Lessor written notice of the same. If, as a consequence of such default, Lessee shall recover a money judgment against Lessor, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Lessor in the project of which the Premises are a part and out of Rent or other income from such property receivable by Lessor or out of consideration received by Lessor from the sale or other disposition of all or any part of Lessor’s right, title or interest in the project of which the Premises are a part, and no action for any deficiency may be sought or obtained by Lessee.

58. EXTENSION OPTION. Lessee is given the option to extend the Term of this Lease on all of the terms and conditions of this Lease, except for rent, for two (2) five (5) year periods (the “extended term”) following the expiration of the initial Term, by the giving of notice of the exercise of the option (the “option notice”) to Lessor at least nine (9) months, but not more than twelve (12) months, before the expiration of the original term or the initial extended term, as the case may be. Notwithstanding the above, Lessee shall have no extension option if Lessee is in breach on the date of giving the option notice, in which event the option notice shall be totally ineffective, or if Lessee is in breach on the date the extended term is to commence, in which event, at the election of Lessor, the extended term shall not commence and this Lease shall expire at the end of the then effective term. In addition, the option granted hereby is personal to the original Lessee named in paragraph 1.1 of the Lease, may not be separated from this Lease in any manner, by reservation or otherwise, and may be assigned only as part of an assignment of this Lease as permitted by Paragraph 54, above.

Base Rent for the first 5-year option period shall be at one hundred percent (100%) of the prevailing market rental rate for the Premises in the manner described below, but in no event less than the Base Rent in effect at the expiration of the initial Lease term. Base Rent for each successive year shall be at prevailing market rate increases over the first year Base Rent.

Base Rent for the second 5-year option period shall be at one hundred percent (100%) of the prevailing market rental rate for the Premises determined in the manner described below, but in no event less than the Base Rent in effect at the expiration of the initial extended term. Base Rent for each successive year shall be at prevailing market rate increases over the fast year Base Rent.

The parties shall have thirty (30) days after Lessor receives the option notice in which to agree on monthly Base Rent for the first year of the applicable extended term and on market rate increases, if any, in one or more successive years thereafter. If the parties are unable to agree on the minimum monthly Base Rent within that period, then within ten (10) days after the expiration of that period, then either (i) Lessor and Lessee shall appoint a mutually acceptable appraiser or broker to establish the new market rental rate and terms (“MRRT”) for the Premises within the next thirty (30) days, including market rate increases during one or more successive years of the extended term (all costs associated with said appraisal shall be split equally between Lessor and Lessee), or (ii) each of Lessor and Lessee shall select and pay the appraiser or broker of their choosing to establish a MRRT within the next 30 days. If for any

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reason either one of the appraisals is not completed within the next 30 days as stipulated, then the appraisal that is completed at that time shall automatically become the new MRRT. If both appraisals are completed and the two appraisers/brokers cannot agree on a reasonable average MRRT then they shall immediately select a mutually acceptable appraiser, broker to establish which of the two appraisals is closest to the MRRT. Whichever appraisal is determined by the third broker/ appraiser to be closest to the MRRT shall be the new MRRT. The new Base Rent shall be the MRRT as determined by said broker/appraiser. In determining the MRRT, the appraisers shall take into account that Lessor is not making any tenant improvements, or giving Lessee any free rent. In no event shall the new Base Rent be less than the Base Rent payable for the month immediately preceding the date for rent adjustment.

After the new monthly Base Rent has been set for the extended term, the appraisers shall immediately notify the parties. If the Lessee objects to the new monthly Base Rent Lessee shall have the option to have this Lease expire at the end of the existing term, provided that Lessee pays all costs incurred in connection with the appraisal procedure. Lessee’s election to allow this Lease to terminate at the end of the existing term must be exercised within fifteen (15) days after receipt of notice from the appraisers of the new monthly Base Rent. If Lessee does not exercise this election within said 15-day period, the term of this Lease shall be extended as provided in this paragraph.

59. ENVIRONMENTAL QUESTIONNAIRE; DISCLOSURE. Prior to the execution of this Lease, Lessee delivered to Golden Associates, Inc., Lessor’s environmental consulting firm, a schedule identifying all Hazardous Substances used or to be used in connection with the operation of Lessee’s business at the Premises, and Lessee hereby certifies to Lessor that all information contained in said schedule is true and correct to the best of Lessee’s knowledge and belief. Golder Associates, Inc. prepared a written hazardous substances report (the Hazardous Substances Report”), dated June 16, 1999, a true and correct copy of which is attached hereto as Exhibit “C”. The Hazardous Substances Report shall be deemed incorporated into this Lease for all purposes, and Lessor shall be entitled to rely fully on the information contained therein. Based upon the substance of said Hazardous Substances Report, Lessor has consented to the presence and storage on the Premises of the Hazardous Substances described in the Hazardous Substances Report. On each anniversary of the Commencement Date (each such date is hereinafter referred to as a “Disclosure Date”), until and including the first Disclosure Date occurring after the expiration or sooner termination of this Lease, Lessee shall disclose to Lessor and Lessor’s environmental consultant, upon request, in writing the names and amounts of all Hazardous Substances, or any combination thereof, which were stored, generated, used or disposed of on, under or about the Premises for the 12-month period prior to and after each Disclosure Date, or which Lessee intends to store, generate, use or dispose of on, under or about the Premises, and Lessor shall cause to be prepared an updated Hazardous Substances Report, the substance of which shall be subject to the approval of Lessor. Only Hazardous Substances contained within said Hazardous Substances Report and approved by Lessor may be stored, generated, used or disposed of at the Premises. Lessee shall reimburse Lessor for the cost of each such Hazardous Substances Report within twenty (20) days of request for payment thereof, accompanied by written evidence of said cost.

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60. HAZARDOUS SUBSTANCES.

(a) The term “Hazardous Substance(s)” as used in the Lease, is defined as follows: Any element, compound, mixture, solution, particle or substance, which presents danger or potential danger for damage or injury to health, welfare or to the environment including but not limited to:

(i) Those substances which are inherently or potentially radioactive, explosive, ignitable, corrosive, reactive, carcinogenic or toxic and

(ii) those substances which have been recognized as dangerous or potentially dangerous to health, welfare or to the environment by any federal, municipal, state, county or other governmental or quasi-governmental authority and/or any department or agency thereof.

(b) Tenant represents and warrants to Landlord that at all times during the term of this Lease and any extensions or renewals thereof, Tenant shall:

(i) obtain Landlord’s prior written consent which consent shall be granted or withheld in Landlord’s sole discretion, to the manufacturing, processing, distributing, using, producing, treating, storing, (above or below ground level), disposing of, or allowing to be present (the “Presence”) of any Hazardous Substance in or about the Premises. In connection with each such consent requested by Tenant, Tenant shall submit to Landlord a description, including the composition, quantity and all other information requested by Landlord concerning the proposed Presence of any Hazardous Substance. Landlord’s consent to the Presence of any Hazardous Substance may be deemed given only by inclusion of a description of the composition and quantity of the proposed Hazardous Substance on the Environmental Questionnaire and Disclosure Statement attached as Exhibit “C” to this Lease. Any Hazardous Substance which Landlord has agreed to the Presence thereof shall be deemed to be an Allowed Substance for purposes of this Article. Landlord’s consent to the Presence of any Hazardous Substance at [ant] time during the Lease term or any renewal thereof shall not waive the requirement of obtaining Landlord’s consent to the subsequent Presence of any other, or increased quantities of any Hazardous Substance, such consent shall be deemed given only by amendment of Exhibit “C” to this Lease;

(ii) refrain from (and prohibit others from) allowing the Presence of any Hazardous Substance in or about the Premises which is not an Allowed Substance;

(iii) promptly comply at Tenant’s own cost and expense with all laws, orders, rules, regulations, certificates of occupancy, or other requirements, as the same now exist or hereafter may be enacted, amended, or promulgated, of any federal, state, county, municipal, or other governmental or quasi-governmental authorities and/or any department or agency thereof relating to the Presence of Hazardous Substances in or about the Premises, whether or not such substances are Allowed Substances.

(iv) at all times conduct, or caused to be conducted, maintenance on the HVAC system equipment at the Premises in accordance with the requirements of all applicable federal, state, and local laws and regulations. In the event of a leak or other contamination of any Hazardous Substance from the HVAC system, Tenant shall promptly repair such leak or

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other source of contamination from the HVAC system in accordance with the requirements of such federal, state and local laws and regulations, and in the time period required thereby.

(v) indemnify and hold Landlord, its agents and employees, harmless from any and all demands, claims, causes of action, penalties, liabilities, judgments, damages (including consequential damages) and expenses including without limitation, court costs and reasonable attorney’s fees incurred by Landlord as a result of (a) Tenant’s failure or delay in complying, to Landlord’s reasonable satisfaction, with the provisions of sections (b) (i) and (ii), above; Tenant’s failure or delay in properly with such law, order, rule, regulation, certificate of occupancy or other requirement referred to in subsections (b) (iii) and (iv), above, or (c) any adverse effect which results from the presence of any Hazardous Substance in or about the Premises, whether or not such Hazardous Substance is an allowed substance[.] If any action or proceeding is brought against Landlord, Landlord’s agents or employees by reason of any such claim, Tenant, upon notice from landlord, will defend such claim at Tenant’s expense with counsel satisfactory to Landlord. This indemnification by Tenant of Landlord shall survive the termination of the Lease;

(vi) promptly disclose to Landlord by delivering, in the manner prescribed for delivery of notice in the Lease, a copy of any forms, submissions; notices, reports or other written documentation (Communications) relating to the presence of any Hazardous Substance in or about the Premises, whether such Communications are delivered to Tenant or are requested of Tenant by any federal, municipal, state, county or other government or quasi-governmental authority and/or any department or agency thereof;

(vii) notwithstanding any other provisions of this Lease, (a) allow Landlord, and Landlord’s Agents, access and the right to enter and inspect the Premises for the presence of any Hazardous Substance, whether or not such Hazardous Substance is an Allowed Substance, at any time deemed reasonable by Landlord, upon prior notice to Tenant, and (b) in the event a release of Hazardous Substances occurs on or affects the Premises, Tenant shall permit Landlord or Landlord’s Agents to enter the Premises upon reasonable notice to Lessee or at any time in the event of an emergency.

(viii) compliance by Tenant with any provision of this Paragraph 60 shall not be deemed a waiver of any other provision hereof. Without limiting the foregoing, Landlord’s consent to the presence of any Hazardous Substance shall not relieve Tenant of its indemnity obligations under the terms of this Paragraph 60.

Notwithstanding anything to the contrary set forth in this Paragraph 60, or any other provision in this Addendum or the Lease, Lessee shall not have any responsibility or liability for (i) existing violations of any Applicable Law relating to the Premises, the Building, or the Land (the Premises, the Building and the Land shall be collectively referred to herein as the “Property”) as of the date Lessee takes possession of the Premises, including, but not limited to, violations of any building codes, laws relating to Hazardous Substances, and the Americans with Disabilities Act of 1990, as amended from time to time, and any similar or successor federal, state, or local laws (collectively, the “ADA”) (all of the foregoing laws are included within the term “Applicable Laws”), (ii) any Hazardous Substances present in, on, under or about any part of the Property as of the date Lessee takes possession of the Premises, or that were or are brought into,

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onto, about, or under any part of the Property after the date Lessee takes possession of the Premises, except for Hazardous Substances brought onto the Property by Lessee or Lessee’s agents, employees, contractors, or invitees, or (iii) without limiting the generality of subparts (i) and (ii) above, the cleanup, remediation, or removal of any Hazardous Substances present in, on, under or about any part of the Property as, of the date Lessee takes possession of the Premises, or that were or are brought into, onto, about, or under any part of the Property after the date Lessee takes possession of the Premises, except for Hazardous Substances brought onto the Property by Lessee or Lessee’s agents, employees, contractors, or invitees.

61. LEGAL ACTIONS. If the presence of any Hazardous Substances on, under or about the Premises caused or permitted by Lessee, its agents, employees, contractors or invitees, results in (i) injury to any person, or (ii) injury to or any contamination of the Premises, Lessee, at its sole cost and expense, shall promptly take all actions necessary to return the Premises to the condition existing prior to the introduction of such Hazardous Substances to the Premises and to remedy or repair any such injury of contamination. Notwithstanding the foregoing, Lessee shall not, without Lessor’s prior written consent, take any remedial action in response to the presence of any Hazardous Substances on, under or about the Premises, or enter into any settlement agreement, consent decree or other compromise with any governmental agency with respect to any Hazardous Substances claims concerning the Premises; provided, however, Lessor’s prior written consent shall not be necessary in the event that the presence of Hazardous Substances on, under or about the Premises (i) poses an immediate threat to the health, safety or welfare of any individual or (ii) is of such a nature that an immediate remedial response is necessary and it is not practicable to obtain Lessor’s consent before taking such action.

62. REAL PROPERTY TAXES. Notwithstanding anything to the contrary set forth at Section 10 of the Lease, Lessee shall not be responsible to pay any increase in Real Property Taxes caused by a transfer or other change in ownership of the Premises during the first (1st) three (3) years of the Lease Term. Lessee shall be fully responsible for any increase in Real Property Taxes caused by a transfer or other change in ownership of the Premises occurring after the third (3rd) year of the Lease Term: In the event Lessor shall at any time fail to pay when due Real Property Taxes, Lessee shall have the right, after ten (10) day[s’] prior written notice to Lessor, to pay said Real Property Taxes in the event Lessor shall continue to fail to do, in which event Lessee shall be entitled to an off-set in the amount of such payment against Basic Rent or other sums payable by Lessee to Lessor under the terms of the Lease. In the event Lessor-shall at any time receive a refund of Real Property Taxes applicable to the term of the Lease, whether as a result of over-payment, reassessment, or otherwise, Lessee shall be entitled to a credit against Real Property Taxes next payable by Lessee to Lessor under the terms of the Lease in the amount of any such refund.

63. NON-DISTURBANCE AND ATTORNMENT. At such time during the Lease Term as Lessor shall elect to encumber the Premises with a deed of trust, mortgage, or other form of security agreement, Lessor shall cause such trust deed beneficiary or mortgagee to make an enter into a form of Non-Disturbance and Attornment Agreement with Lessee in a commercially reasonable form reasonable acceptable to Lessee and such beneficiary or mortgagee.

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64. EARLY OCCUPANCY. Lessee shall be entitled to enter and occupy the Premises prior to the commencement of the Lease Term for the sole purpose of constructing the Improvements and installing its equipment, furniture, fixtures and related cabling. Such early occupancy shall be subject to all of the terms and provisions of this Lease other than the payment of Rent, Real Property Taxes, utilities, and Common Area Operating Expenses.

65. NO RECORDATION. This Lease shall not be recorded.

66. FORCE MAJEURE. If either Lessor or Lessee cannot perform any of its obligations (other than Lessee’s obligation to pay Rent hereunder) due to events beyond such party’s control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond a party’s control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

67. RELATIONSHIP OF PARTIES. Neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties shall be deemed or construed by the parties or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between Lessor and Lessee, other than the relationship of Lessor and Lessee.

68. INSURANCE.

(a) Lessor’s Insurance. At all times during the Lease Term, Lessor shall procure and keep in full force and effect the following insurance:

(i) All-Risk property insurance (including earthquake if coverage is available and commercially reasonable) insuring the Building and Improvements, its equipment and Common Area furnishings, all in such amounts and with such deductibles as Lessor considers appropriate.

(ii) Commercial General Liability insuring its interest in the Building and Improvements.

(iii) Rental Value insurance, in the name of Lessor; with loss payable to Lessor, insuring the full rental and other charges payable by Lessee to Lessor under this Lease for one (1) year (including all real estate taxes, insurance costs, and any scheduled rental increases). Said insurance shall provide that, in the event the Lease is terminated by reason of an insured loss, the period of indemnity for such coverage shall be extended beyond the date of the completion of the repairs or replacement of the Premises, to provide one full year’s loss of rental revenues from the date of any such loss. Said insurance shall contain the agreed valuation provision in lieu of any coinsurance clause, and the amount of any coverage shall be adjusted annually to reflect the projected rental income, property taxes, insurance premium costs and other expenses, if any, otherwise payable by Lessee, for the next twelve (12) month period. Lessee shall be liable for any deductible amount in the event of such loss.

(iv) Such other insurance as Lessor reasonably determines from time to time.

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Lessor agrees to provide Lessee a certificate or certificates from Lessor’s insurance carriers disclosing the amount of deductible applicable to all such insurance policies described above, and Lessor shall notify Lessee in the event of any change in such deductible amounts from time to time.

(b) Lessee’s Insurance. Lessee shall, at its sole cost and expense, keep in full force and effect the following insurance:

(i) All-Risk property insurance on “Lessee’s Property” for the full replacement value. Such policy shall contain an agreed amount endorsement in lieu of a coinsurance clause. “Lessees Property” is defined to be all improvements, betterments and personal property of Lessee located in or on the Premises, Common Areas or Building, excluding that which may be insured by Lessor’s All-Risk property insurance as set forth in subparagraph 74 (a) (i), above.

(ii) Commercial General Liability insurance insuring Lessee against any liability arising out of its use, occupancy or maintenance of the Premises or the business operated by Lessee pursuant to this Lease. Such insurance shall be in the amount of at least $2,000,000 per occurrence. Such policy shall name Lessor, Lessor’s wholly owned subsidiaries and agents, and any mortgagees, as additional insureds.

(iii) Worker’s Compensation insurance as required by state law.

(iv) Any other form or forms of insurance or increased amounts of insurance as Lessor or any mortgagees of Lessor may reasonably require from time to time.

All such policies shall be written in a form and with an insurance company satisfactory to Lessor and any mortgagees of Lessor, and shall provide that Lessor, and any mortgagees of Lessor, shall receive not less than thirty (30) days’ prior written notice of any cancellation. Prior to or at the time that Lessee takes possession of the Premises, Lessee shall deliver to Lessor copies or certificates evidencing the existence of the amounts and forms of coverage satisfactory to Lessor. Lessee shall, within thirty (30) days prior to the expiration of such policies, furnish Lessor with renewals or “binders” thereof, or Lessor may order such insurance and charge the cost thereof to Lessee as additional rent,

(c) Forms of Policies. All policies maintained by Lessee will provide that they may not be terminated nor may coverage be reduced except after thirty (3) days’ prior written notice to Lessor. All Commercial General Liability and All-Risk property policies maintained by Lessee shall be written as primary policies, not contributing with and not supplemental to the coverage that Lessor may carry.

(d) Waiver of Subrogation. Notwithstanding that any loss or damage may be due to or result from the negligence of either Lessor or Lessee, Lessor and Lessee, for themselves and their respective insurers, each waive any and all rights to recover against the other, against any subsidiary or joint venture of such other party, against any other tenant or occupant of the project of which the Premises are a part, or against the officers, directors, shareholders, partners, employees, agents, customers, invitees, or business visitors of such other

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party, of such other tenant or occupant of the project, or any subsidiary or joint venture of such other party, for any loss or damage to the property of such waiving party arising from any cause.

(e) Adequacy of Coverage. Lessor, its subsidiaries, .agents and employees make no representation that the limits of liability specified to be carried by Lessee pursuant to this paragraph 74 are adequate to protect Lessee. If Lessee believes that any of such insurance coverage is inadequate, Lessee will obtain such additional insurance coverage as Lessee deems adequate, at Lessees sole cost and expense.

(f) Certain Insurance Risks. Lessee shall not do or permit to be done any act or thing upon the Premises or the project of which the Premises area part which would (i) jeopardize or be in conflict with fire insurance policies covering the project or fixtures and property in the project, (ii) increase the rate of fire insurance applicable to the project to an amount higher than it otherwise would be for the Permitted Use set forth at paragraph 1.8 of the Lease (unless Lessee reimburses Lessor for the cost thereof), or (iii) subject Lessor to any liability or responsibility for the injury to any person or persons or to property by reason of any business or operation being carried on upon the Premises.

69. SINGULAR AND PLURAL. When required by the context of this Lease, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the feminine and neuter gender.

70. CAPTIONS. The captions and titles of the Articles and Paragraphs, are for convenience only. and do not in any way define, limit or construe the content of such Articles or Paragraphs and shall have not effect on their interpretation.

71. NO OFFER TO LEASE. The submission of this Lease to Lessee by Lessor, its agent and/or real estate broker is solely for the purpose of examination and negotiations and does not constitute an offer to lease, a reservation of, or option for the Premises. If this Lease is acceptable to Lessee, it should be executed and delivered to Lessor and shall thereafter be deemed an offer by Lessee to lease the Premises upon the terms and conditions in this Lease. Lessor shall not be bound by the terms and conditions of this Lease until Lessor has fully executed and delivered this Lease to Lessee.

72. SUBORDINATION, ATTORNMENT AND NONDISTURBANCE. Subject to all provisions contained in Sections 30.1; 30.2, 30.3 and 30.4 of the Lease, Lessor shall request that any mortgagee or other lienholder with respect to the Premises execute, a non-disturbance agreement which provides that Lessee’s possession, of the Premises and Lessee’s rights and privileges under the Lease, and any extensions or renewals thereof, shall not be diminished or interfered with by such mortgagee or other lienholder in the exercise of any of such party’s rights.

73. LIMITATION ON INDEMNITY. As set forth in Section 8.7 of the Lease and notwithstanding anything to the contrary set forth in this Lease, Lessee shall not be required to indemnify Lessor for damage, claims, costs or expenses arising from the gross negligence or willful misconduct of Lessor, its employees or agents.

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74. AMORTIZATION OF COSTS. All capital costs and expenses incurred by Lessee pursuant to this Lease for items whose useful life will exceed the then-remaining term of the Lease shall be shared by Lessee and Lessor so that Lessee pays only the total cost or expense multiplied by a fraction the numerator of which is the then-remaining term of the Lease and the denominator of which is the useful life of the item. In the event that the original Lease Term has not expired as of the date that a capital expenditure arises (and the option term was therefore not included in determining Lessee’s pro rata share of the cost thereof), and Lessee shall thereafter exercise said option, the additional pro rata share of the cost of the capital item, determined in the manner set forth above, but including the option period, shall be due and payable in full not later than the first day of the option period.

75. COMMENCEMENT DATE. The October 15, 1999, Commencement Date set forth at Paragraph 1.3 of the Lease is based upon Sync Research, Inc., the current tenant of the Premises, having fully vacated the Premises not later than August 15,1999. In the event that Sync Research, Inc. has not fully vacated the Premises by said date, Lessor and Lessee agree that the Commencement Date shall be that date which is sixty (60) calendar days following the date that Sync Research, Inc. has fully vacated the Premises. In order to induce Sync research to terminate its Lease of the Premises early and vacate the Premises on or before August 15, 1999, Lessor and Lessee each agree to pay to Sync Research, Inc. the sum of $50,000.00 in consideration of an Early Termination Agreement in a form reasonably acceptable to Lessor and Lessee. The parties also acknowledge that Lessee’s Broker has agreed to reduce its commission by $50,000.00 and to permit such $50,000.00 to instead be paid to Sync Research, Inc., representing a total earlier-termination consideration of $150,000.00.

76. COMMON AREA OPERATING EXPENSES. “Common Areas” is defined areas and facilities outside the Premises and within the exterior boundaries of the Project and the interior utility raceways that are provided and designated by Lessor from time to time for the general nonexclusive use of Lessor, Lessee and other tenants of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees, including parking areas, loading and unloading areas, trash areas, landscaped areas, roadways, sidewalks, walkways, parkways, and driveways. “Common Area Operating Expenses” are defined for purposes of this Lease, as all costs incurred by Lessor during each calendar year relating to the ownership and operation of the Project, including but not limited to the following (i) the operation, repair and maintenance, in a neat, clean, good order and condition, of the following: (a) The Common Areas, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, striping, bumpers, irrigation systems, Common Area lighting facilities, fences, gates, elevators and roof; (b) Exterior signs and tenant directories; (c) Fire detection and sprinkler systems; (ii) the cost of water, gas, electricity and telephone service to the Common Areas; (iii) Trash disposal, property management and security services and the cost of any environmental inspections; (iv) reserves set aside for maintenance and repair of Common Areas; (v) Real Property Taxes for the Common Areas; (vi) the cost of the premiums for insurance policies maintained by Lessor under the terms of the Lease; (vii) any deductible portion of an insured loss concerning the Common Areas. The term “Common Area Operating Expenses” shall also include, without limitation, all costs and expenses incurred by Lessor relating to the following: (i) wages, salaries, payroll burdens and all related expenses and benefits of all on-site and off-site employees engaged in the management, operation and maintenance of the Industrial Center, limiting such charges only to

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amounts directly allocable to services rendered by the employees for the benefit of the Industrial Center, (ii) all supplies, materials and rental equipment used in connection with the ownership, operation, management and maintenance of the Industrial Center; (iii) the fair market rent of, and the cost to operate, the office of the property manager located in the Industrial Center, if any, to the extent such office is used for the benefit of the Industrial Center; (iv) all costs and expenses levied, incurred or required to be paid, either directly or indirectly, in order to comply with any and all laws, statutes, ordinances, rules and regulations or the requirements of governmental or public authorities and/or utilities with respect to the Industrial Center, or the operation of the Building by Lessor; (v) depreciation on personal property located in or used in connection with the Industrial Center, reasonably related to the expected life of such property; and (vi) amortization of capital improvements made to the Industrial Center by Lessor which are designed to improve the operating efficiency of the Industrial Center or which are required under any governmental law or regulation applicable to the Industrial Center, with amortization over such period as Lessor shall determine, together with interest thereon at ten percent (10%) per annum. Lessor agrees that the property management fee and the maintenance and repair reserve components of Common Area Operating Expenses shall not increase by more than five percent (5%) per year during the Lease Term, compounded annually, over the amount thereof which existed during the first year of the Lease Term.

Lessee shall pay to Lessor “Lessees Share of Common Area Operating Expenses”. Lessee’s Share of Common Area Operating Expenses shall be that percentage of all of the buildings in the Project (i.e., 408,502 square feet) represented by the square footage of the Premises entitled to be occupied by Lessee under the terms of this Lease. Since only the ground floor of the Premises will be entitled to be occupied by Lessee in the first year of the Lease Term, Lessee’s Share of Operating Expenses for said year be thirteen and 20/100ths percent (13.20%), based upon the ratio of the Premises (i.e., 53,940 square feet) to the square footage of all of the buildings in which the premises is located (i.e., 408,502 square feet). Lessee’s Share of Operating Expenses shall be increased in the second, third, and fourth years of the Lease Term in reflect the additional square footage comprising the Premises as more fully described in Paragraph 50 of this Lease Addendum.

Lessee’s Share of Operating Expenses shall be payable by Lessee within twenty (20) days after a reasonably detailed statement of actual expenses is presented to Lessee. At Lessor’s option, however, an amount may be estimated by Lessor from time to time of Lessee’s Share of Common Area Operating Expenses, and the same shall be payable monthly during each 12-month period of the Lease Term, on the same days as Base Rent is due and payable. Lessor shall deliver to Lessee within one hundred and twenty (120) days after the end of each calendar year a reasonably detailed statement showing the actual expenses incurred during the preceding year. If Lessee’s payments hereunder during said preceding year exceed Lessee’s Share as indicated on said statement, Lessee shall be credited the amount of such overpayment against Lessee’s Share of Common Area Operating Expenses next due and payable: If Lessee’s payments hereunder during the preceding year were less than Lessee’s Share as indicated on said statement, Lessee shall pay to Lessor the amount of the deficiency within twenty (20) days after delivery to Lessee by Lessor of said statement.

Notwithstanding any provisions of the Lease to the contrary, in the event of any dispute regarding the amount due as Lessee’s pro rata share of Common Area Operating

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Expenses and/or the amount due as Common Area Operating Expenses, Lessee shall-have-the right, after reasonable notice and at reasonable times, to inspect and photocopy Lessor’s accounting records at Lessor’s office in Orange County relating to such annual statement. If, after such inspection and photocopying, Lessee continues to dispute the amount of Lessee’s Share pro rata share of Common Area Operating Expenses, Lessee shall be entitled to retain a national, independent, certified public accountant to audit and/or review Lessor’s records to determine the proper amount of Lessee s Share pro rata share of Common Area Operating Expenses. If such audit or review reveals that Lessor has overcharged Lessee, then within five (5) days after the results of such audit are made available to Lessor, Lessor shall reimburse Lessee the amount of such overcharge plus interest at the rate specified in Paragraph 13.5 of the Lease (the “Interest Rate”). If the audit reveals that Lessee was undercharged, then within five (5) days after the results of the audit are made available to Lessee, Lessee shall reimburse Lessor the amount of such undercharge plus interest thereon at the Interest Rate. If Lessor desires to contest such audit results, Lessor may do so by submitting the results of the audit to arbitration in Orange County, California, pursuant to the Commercial Arbitration Rules of the American Arbitration Association within five (5) days of receipt of the results of the audit, and the arbitration shall be final and binding upon Lessor and Lessee. Lessee agrees to pay the cost of such audit, provided that, if the audit reveals that Lessor’s determination of Lessee’s Percentage Share of Common Area Operating Expenses as set forth in any statement submitted pursuant to this Paragraph 77 (“Actual Statement”) sent to Lessee was in error in Lessor’s favor by more than five percent (5%), Lessor shall pay the cost of such audit. Lessor shall be required to maintain records of all Common Area Operating Expenses and other Rent Adjustments for a one-year period (“Review Period”) following Lessor’s delivery to Lessee of each Actual Statement setting forth Lessee’s Share of Common Area Operating Expenses. The payment by Lessee of any amounts pursuant to this Paragraph shall not preclude Lessee from questioning the correctness of any Actual Statement provided by Lessor at any time during the Review Period, but the failure of Lessee to object thereto prior to the expiration of the Review Period shall be conclusively deemed Lessee’s approval of the Actual Statement.

77. INTERRUPTION OF SERVICES. Lessor and Lessee acknowledge that that any services Lessor or others supply to the Premises, and access to the Premises through the Common Area, may be interrupted because of accidents, repairs, alterations, improvements, force majeure, or any other reason beyond the reasonable control of Lessor. If any essential services (including, without limitation, access, electricity, and water) supplied to the Premises are interrupted, and such interruption does not result from the negligence or willful misconduct of Lessee, but is instead the result of the gross negligence or willful misconduct of Lessor, Lessee shall be entitled to an abatement of Base Rent proportional to the degree to which Lessee’s use of the Premises is impaired, beginning on the second (2nd) day of such impairment.

78. LESSOR’S REPRESENTATIONS AND WARRANTIES. Notwithstanding anything in this Lease to the contrary, Lessor hereby represents and warrants to Lessee that, to the best of Lessor’s knowledge (without having conducted any investigation with respect thereto) (i) there are no liens, encumbrances, leases, mortgages, deeds of trust or other matters encumbering or affecting Lessor’s right, title, or interest in or to the Premises that will adversely affect Lessee’s quiet use and enjoyment of the Premises for which a Non-Disturbance Agreement has not been obtained; (ii) no underground or above ground storage tanks or surface impoundments are located on or under any part of the Premises, (iii) except in compliance with

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applicable laws or as may be disclosed in that certain Environmental Assessment, dated July 14, 1994, and prepared by Boelter Environmental Consultants, neither Lessor, nor any prior owner, operator, tenant, or occupant of the Premises or the Project has generated, used, treated, spilled, stored, transferred dispose, released or caused a threatened release in, at, under, into, from, to or on any part of the Premises or the Project of any Hazardous Substances, and (iv) except as may be disclosed in the Environmental Assessment, Lessor has not received any notice or claim to the effect that Lessor or any part of the premises or the Project is or may be liable to any governmental authority or private party as a result of the release or threatened release of any Hazardous Substances.

LESSOR’S INITIALS:	LESSEE’S INITIALS:

/s/ DO	/s/ TB

A-51	/ s / WAB / s / TS

DESCRIPTION OF PREMISES

AND RESTRICTIONS

The Premises are subject to that certain Declaration of Covenants, Conditions and Restrictions recorded on June 20, 1990, as Instrument No. 90-334637 in the Official Records of Orange County, California. Lessee acknowledges having had the opportunity to receive and review a copy of said recorded instrument.

A-52	/ s / WAB / s / TS

A-53	/ s / WAB / s / TS

FIRST FLOOR

MEZZANINE

Irvine Blvd.
SITE
Trabuco Rd.
Toledo Wy.
Jeronimo Rd.
Alton Pkwy.
Bake Pkwy.
Lake Forest Dr.
SANTA ANA
(5) FWY.
SAN DIEGO (405) FWY.
LAGUNA (133) FWY.
N
Map not to scale

The information contained herein has been obtained from sources we deem reliable. While we have no reason to doubt its accuracy, we do not guarantee it.

A-54	/ s / WAB / s / TS

SPACE PLAN

[To be attached later]

A-55	/ s / WAB / s / TS

A-56	/ s / WAB / s / TS

A-57	/ s / WAB / s / TS

HAZARDOUS SUBSTANCES REPORT

A-58	/ s / WAB / s / TS

Golder Associates Inc. 10 Chrysler, Suite B Irvine , CA USA 92618 Fax (949) 583-2700

16 June 1999	Our Ref : 983-1930.004

Dear Mr. Budge:

Golder has reviewed the chemical usage issues associated with the planned Multek operations expansion. Multek will be constructing a new printed circuit board research and development facility at 40 Parker (figure attacked). Golder visited the offices of Multek 25 May 1999 to review the planned facility with Multek personnel.

While the chemical inventory planned for the facility is extensive (see attachment), our review indicates that the chemical usage planned will not include compounds of typical environmental impact convent such as chlorinated solvents. Also, the quantities used and stored will be typically limited to a few gallons. A small number of the materials used will be present in quantities as great as 55 gallons. Finally, Multek has a professional staff of environmental personnel to manage the environmental issues associated with this expansion and new operation.

In our professional opinion, the planned operation, if managed properly by Multek personnel, should not present a significant as concern with regard to possible contamination of soils or groundwater. We recommend a facility inspection prior to operational startup and a review of required regulatory permitting Issues during that

Please contact the undersigned at 583-2700 should you have questions regarding the above issues.

Sincerely

Golder Associates INC.

/s/ Fred Allison
Fred Allison, P.E.
Manager of Environmental Services

Attachments: Site Map

                       Chemical Inventory

PA/983-1930.004 Budge Multek Review Ltr 990615

OFFICES IN AUSTRIA, CANADA, GERMANY, HUNGARY, ITALY, SWEDEN, UNITED KINGDOM, UNITED STATES

A-59	/ s / WAB / s / TS

MULTEK, INC. TECHNOLOGY CENTER CHEMICAL INVENTORY
Process Department	Process Name	Chemical Name	Max Qty. in Use (gallons)	Storage Qty. (gallons)	ATTACHMENT Storage Area
CAM / Dark Room	Film Processor	Rapid Access Developer Conc.	5	5	Waste Treat/Chem Storage
CAM /Dark Room	Film Processor	Fixer & Replenisher Conc.	5	5	Waste Treat/Chem Storage
DES / Oxide	Alternative Oxide	Multibond Cleaner S	9	5	Waste Treat/Chem Storage
DES / Oxide	Alternative Oxide	Multibond 100A	15	15	Waste Treat/Chem Storage
DES / Oxide	Alternative Oxide	Multibond 100B	15	5	Waste Treat/Chem Storage
DES / Oxide	Alternative Oxide	Multibond 100C	10	5	Waste Treat/Chem Storage
DES / Oxide	Cupric Etching	Hydrochloric Acid	55	55	Waste Treat/Chem Storage
DES / Oxide	Cupric Etching	Hydrochloric Peroxide	5	55	Waste Treat/Chem Storage
DES / Oxide	Developing	Dexter MS 1113	5	55	Waste Treat/Chem Storage
DES / Oxide	Developing	Dexter DF 1207	5	5	Waste Treat/Chem Storage
DES / Oxide	Striping	Dexter RS 1675	5	55	Waste Treat/Chem Storage
DES / Oxide	Striping	Dexter DF 1210	5	5	Waste Treat/Chem Storage
Mat’l / Issue / Preclean	Innerlayer Preclean	Ostech OS 305NC	22	5	Waste Treat/Chem Storage
Soldermask	Soldermask	Talyo Ink	10.8 kg	2.7 kg	Material Storage
Soldermask	Soldermask	Talyo Hardener	1.2 kg	0.3 kg	Material Storage
Wet Process	Ammonical Etch	Macdermid Ultraetch Fine line	55	55	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macdermid M85A	5	55	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macdermid M85B	20	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macdermid M85C	5	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macdermid M85D	5	0	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macdermid M85G	<1	1	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macuprep 97A	4	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macudizer 97B	3	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macudizer 9206	5	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macudizer 9276	< 5 lbs	25 lbs	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macudizer 9278	< 5 lbs	25 lbs	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macudizer 9279	5	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macdermid M-Predip L/P	55	55	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macdermid M-Activate A	< 1	1	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macdermid M-Treat	< 1	1	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macdermid Conditioner 90A	5	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macdermid Conditioner 90B	5	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Macdermid Conditioner 90C	5	5	Waste Treat/Chem Storage

A-60	Initials / s / WAB / s / TS

Wet Process	Electroless Cu Plate	Sulfuric Acid	15	15	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate	Ozone Persulfate	25 lbs	25 lbs	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate (beta)	Solderon Acid	10	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate (beta)	Solderon Lead Conc.	5	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate (beta)	Solderon Tin Conc.	10	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate (beta)	Solderon PC Additive	5	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate (beta)	Solderon PC Carrier	10	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate (beta)	Besbon E-399 Acid Cleaner	2	5	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate (beta)	Univerticle Copper Nuggers	500 lbs	100 lbs	Waste Treat/Chem Storage
Wet Process	Electroless Cu Plate (beta)	Duratech Antiox PC-L	4	5	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Potassium Hydroxide	<1 lb	1 lb	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Boric Acid	<1 lb	5 lb	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Sulfamic Acid	<1 lb	5 lb	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Nickel Sulfamate	30	5	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Nickel Bromide	<1	5	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Technic JB-100	<1	1	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Nickel Carbonate	5 lbs	25 lbs	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Technic Fungicide G	<1 qt	1 qt	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Technic HN-5 Wetting Agent	<1	1	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Nickel Anodes	200 lbs	25 lbs	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Orocene 80 RC Brightner	<1	1	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Orocene 80 RC Buffer Salts	<1 lbs	5 lb	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Orocene 80 RC/434 Au Salts	80 l. oz	20 l. oz	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Orocene 80 RC m/u RC-2	<1 lb	1 lb	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Orocene pH adjusting salts	<1 lb	1 lb	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Techni-Additive S-1	< 1	.5 gal.	Waste Treat/Chem Storage
Wet Process	Nickel/Gold Plate	Duraclean 1075	15	5	Waste Treat/Chem Storage
Wet Process	Solder Strip	Alpha PC-1115 Solder Strip	50	50	Waste Treat/Chem Storage
Drilling	Plasma Etch	Tetrafluoromethane (gas)	285 cu f5	285 cu ft	Waste Treat/Chem Storage
Drilling	Plasma Etch	Oxygen (gas)	337 cu ft	337 cu ft	Waste Treat/Chem Storage
Drilling	Plasma Etch	Hydrogen/Nitrogen (gas)	261 cu ft	261 cu ft	Waste Treat/Chem Storage
Assembly	Assembly	Alpha WS629 Solder Paste	1 kg	1 kg	Waste Treat/Chem Storage
Assembly	Assembly	Kester 253 Solder Paste	1 kg	1 kg	Waste Treat/Chem Storage
Assembly	Assembly	Alpha 373 Flux	5	4	Waste Treat/Chem Storage
Assembly	Assembly	Alpha 373 flux additive	1	1	Waste Treat/Chem Storage
Assembly	Assembly	Kester Bar Solder	15 lbs	5 lbs	Waste Treat/Chem Storage
Assembly	Assembly	Kester 331 core Solder	1 lb	15 lbs	Waste Treat/Chem Storage

A-61	Initials / s / WAB / s / TS

ELEC. ROOM
WASTE TREATMENT
CONFERENCE
TEST LAB
OUTER LAYER PHOTO
EXPAND

FIGURE 1

A-62	Initials / s / WAB / s / TS

EXHIBIT B

PLANS AND SPECIFICATIONS

(To Be Attached)

B-1	/ s / DO

EXHIBIT C

LANDLORD RECOGNITION AGREEMENT

(To Be Attached)

C-1	/ s / DO

IN WITNESS WHEREOF, the parties have executed this Consent to Sublease to be effective as of the date above.

“MASTER LANDLORD”		“MASTER TENANT”

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation		MULTILAYER TECHNOLOGY, INC., a California corporation

By:	/s/ Don Morton	By:	/s/ Michael McNamara
Name:	Don Morton	Name:	Michael McNamara
Title:	Director – Field Asset Mgmt	Title:	COO

		By:	/s/ Vincent Hassel
		Name:	Vincent Hassel
		Title:	VP Finance & Corp. Secretary

“GUARANTOR”		“SUBTENANT”

FLEXTRONICS HOLDING USA, INC., a Delaware corporation		MASIMO CORPORATION, a Delaware corporation

By:	/s/ Timothy L. Stewart	By:	/s/ Yongsam Lee
Name:	Timothy L. Stewart	Name:	Yongsam Lee
Title:	Secretary	Title:	Exec VP, Ops

C-2	/ s / DO

EXHIBIT D

SUBLANDLORD’S REPAIR OBLIGATIONS

Work Item	Completion Deadline:
A. 1 Hour Corridor C105 - Repair and replace floor tiles.	April 30, 2004

B. 1 Hour Corridor C106 & C108 - Repair and replace floor tiles.	April 30, 2004

C. Concrete Padding (Exterior) - Remove and resurface.	March 31, 2004

D. Air Handler (Chiller Water Unit) at North West comer of building - Remove unit and concrete padding.	March 31, 2004

E       Roof - Remove all unnecessary air handlers and other equipment not essential to the normal operation of the building (only equipment identified as not necessary is Fume Scrubber). Close any open holes left from removal of such equipment and repair any leaks, Sublandlord will have the roof inspected by a qualified inspector to verify the roof is free of leaks.

February 19, 2004

F. Back Wall - Remove all unnecessary pipes and repair holes left by removing pipe.	February 29, 2004

D-1	/ s / DO

EXHIBIT E

SUBLANDLORD’S PERSONAL PROPERTY

(To Be Attached)

E-1	/ s / DO

EXHIBIT F

PARKING SITE PLAN

(To Be Attached)

F-1	/ s / DO